Exhibit 10.8

JANUS 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

i

1.42	“Required Beginning Date”	16
1.43	“Supplemental Compensation”	16
1.44	“Terminated Participant”	16
1.45	“Top Heavy Plan”	16
1.46	“Top Heavy Plan Year”	16
1.47	“Top-Paid Group”	16
1.48	“Total and Permanent Disability”	17
1.49	“Trustee”	17
1.50	“Trust Fund”	17
1.51	“Valuation Date”	17
1.52	“Vested”	17
1.53	“Year of Service”	18

ARTICLE II ELIGIBILITY AND PARTICIPATION		19
2.1	Participation	19
2.2	Termination of Eligibility	19
2.3	Omission of Eligible Employee	19
2.4	Inclusion of Ineligible Employee	19

ARTICLE III PARTICIPANT CONTRIBUTIONS		20
3.1	Elective Contributions	20
3.2	Changing, Revoking or Resuming a Contribution Election	21
3.3	Limits on Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions and Correction of Excess	21
3.4	Suspension of a Contribution Election	23
3.5	Contributions to the Trustee	23
3.6	Rollovers from Other Plans	23

ARTICLE IV EMPLOYER CONTRIBUTIONS		25
4.1	Formula for Determining Non-Elective Contributions	25
4.2	Time of Payment of Employer Contributions	26

ARTICLE V ACCOUNTS AND INVESTMENT POLICY		27
5.1	Accounts	27
5.2	Direction of Investment	27
5.3	ESOP Stock Bonus Account, Janus Stock Fund and Diversification	28
5.4	Accounting	28
5.5	Addition and Deletion of Investment Funds; Maintenance and Administration of Accounts	29
5.6	Trading Restrictions	29
5.7	Valuation Procedure	29
5.8	Dividends	29

ARTICLE VI VESTING AND FORFEITURES		30
6.1	Elective Contributions and Rollover Contributions	30
6.2	Employer Contributions	30
6.3	Forfeiture of Non-Vested Amounts	31
6.4	Special Forfeiture Ordering Rule for Company Stock	32
6.5	Permanent Forfeiture	32
6.6	Restoration of Forfeiture	32
6.7	Permitted Uses for Forfeitures	32

ARTICLE VII DISTRIBUTION OF BENEFITS TO VESTED TERMINATED PARTICIPANTS		34
7.1	Election for Distribution of Benefits	34
7.2	Distribution of Benefits	34
7.3	Effect of the Participant’s or Terminated Participant’s Death	35
7.4	Beneficiary Designation	35
7.5	Automatic Cash Out of Small Account	35
7.6	Distribution for Minor or Incompetent Individual	36
7.7	Location of Terminated Participant or Beneficiary Unknown	36
7.8	Corrective Distributions	36
7.9	Qualified Reservist Distributions	36
7.10	Direct Rollover	36
7.11	Required Minimum Distributions (Code Section 401(a)(9))	38

ARTICLE VIII IN-SERVICE DISTRIBUTION OF BENEFITS TO PARTICIPANTS		39
8.1	Age 59 1/2 Distribution	39
8.2	Distributions from Rollover Account	39
8.3	Advance Distribution for Hardship	39

ARTICLE IX LOANS TO PARTICIPANTS		42
9.1	Loans to Participants	42

ARTICLE X VOTING COMPANY STOCK		43
10.1	Voting Company Stock	43

ARTICLE XI ADMINISTRATION		44
11.1	Administrator	44
11.2	Powers and Duties of the Administrator	44
11.3	Actions of the Administrator	44
11.4	Reliance on Administrator and Employer	44
11.5	Reports to Participants	45
11.6	Bond	45
11.7	Compensation of Administrator	45
11.8	Claims Procedure	45
11.9	Unclaimed Benefits	45
11.10	Fiduciary Responsibility	46
11.11	Expenses of Administration	46
11.12	Distribution Authority	46
11.13	Member’s Compensation, Expenses	47
11.14	Term	47
11.15	Powers	47
11.16	General	47
11.17	Funding Policy	48
11.18	Manner Of Action	48
11.19	Authorized Representative	48
11.20	Interested Member	48
11.21	Investment Manager	48

ARTICLE XII AMENDMENT, TERMINATION AND MERGERS		49
12.1	Amendment	49
12.2	Termination	49
12.3	Merger, Consolidation or Transfer of Assets	50

ARTICLE XIII ADP AND ACP TESTS		51
13.1	Actual Deferral Percentage Tests	51
13.2	Adjustment to Actual Deferral Percentage Tests	54
13.3	Actual Contribution Percentage Tests	57
13.4	Adjustment to Actual Contribution Percentage Tests	58
13.5	Income Allocable to Excess Contributions and Excess Aggregate Contributions	60
13.6	QACA Safe Harbor Plan Potential	61

ARTICLE XIV ANNUAL ADDITION LIMITATIONS		62
14.1	Maximum Annual Additions	62
14.2	Adjustment for Excessive Annual Additions	65

ARTICLE XV TOP HEAVY		66
15.1	Top Heavy Plan Requirements	66
15.2	Determination of Top Heavy Status	66

ARTICLE XVI MISCELLANEOUS		70
16.1	Plan-to-Plan Transfers from Qualified Plans	70
16.2	Qualified Military Service	70
16.3	Participant’s Rights	71
16.4	Alienation	71
16.5	Qualified Domestic Relations Order	71
16.6	Construction of Plan	72
16.7	Gender and Number	72
16.8	Prohibition Against Diversion of Funds	72
16.9	Receipt and Release for Payments	73
16.10	Action by the Employer	73
16.11	Named Fiduciaries and Allocation of Responsibility	73
16.12	Headings	73
16.13	Electronic Media	73
16.14	Plan Correction	73
16.15	Approval by Internal Revenue Service	73
16.16	Uniformity	74
16.17	Legacy ESOP Protections	74

JANUS 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

BACKGROUND

The general purpose of this Janus 401(K) and Employee Stock Ownership Plan (the “Plan”) and Trust is to provide, in accordance with its provisions, a tax qualified, defined contribution plan providing retirement and related benefits for eligible employees of the Company, Janus Capital Group Inc.  Among others, it is a purpose of this Plan to align the economic interests of the Company and its employees by making available to those who are eligible to participate in the Plan a tax advantaged opportunity to acquire equity in the Company through investment in the JNS Fund and to acquire shares of any or all of the retail mutual funds to which the Company is an advisor.  As further described below, the Plan is a stock bonus plan, and is no longer an employee stock ownership plan within the meaning of Code Section 4975(e)(7).

The Stilwell 401(k) Plan

Stilwell Financial Inc. established, effective as of July 12, 2000, the Stilwell Financial Inc. 401(k) and Profit Sharing Plan (“Stilwell 401(k) Plan”) for the administration and distribution of (i) amounts transferred to the Stilwell 401(k) Plan from the Kansas City Southern Industries, Inc. 401(k) Plan and the Kansas City Southern Industries, Inc. Profit Sharing Plan on behalf of current and former employees of Stilwell Financial Inc. and its subsidiaries and (ii) contributions to be made by the Participating Employers for the purpose of providing retirement benefits to eligible employees of Stilwell Financial Inc. and its subsidiaries.

Immediately prior to July 12, 2000, Stilwell Financial Inc. and its subsidiaries were members of the controlled group of corporations (within the meaning of Code Section 414(b)) that included Kansas City Southern Industries, Inc. As of July 12, 2000, all of the shares of Stilwell Financial Inc. held by Kansas City Southern Industries, Inc. were distributed to the shareholders as a spin off dividend and Stilwell Financial Inc. and its subsidiaries thereby ceased to be members of the controlled group of corporations that included Kansas City Southern Industries Inc.

Prior to July 12, 2000, eligible employees of Stilwell Financial Inc. participated in the Kansas City Southern Industries, Inc. 401(k) Plan and the Kansas City Southern Industries, Inc. Profit Sharing Plan. As of the July 12, 2000, the Kansas City Southern Industries, Inc. 401(k) Plan was split into two separate plans: (1) a 401(k) plan, together with a profit sharing plan component, providing benefits to eligible employees of Stilwell Financial Inc. and its subsidiaries, to which were transferred the assets of the Kansas City Southern Industries, Inc. 401(k) Plan and the Kansas City Southern Industries, Inc. Profit Sharing Plan allocable to employees and former employees of Stilwell Financial Inc. and its subsidiaries, and which became known as the Stilwell 401(k) Plan; and (2) a 401(k) plan providing benefits to employees of Kansas City Southern Industries Inc. and certain of its affiliates other than Stilwell Financial Inc. and its subsidiaries, and which continued to be known as the Kansas City Southern Industries, Inc. 401(k) Plan. As of July 12, 2000, Kansas City Southern Industries, Inc. also continued to maintain the Kansas City Southern Industries, Inc. Profit Sharing Plan, which continued to hold assets allocable to employees and former employees of Kansas City Southern Industries, Inc. and certain of its affiliates other than Stilwell Financial Inc. and its subsidiaries.

Effective as of July 12, 2000, employees of Stilwell Financial Inc. and its subsidiaries ceased to be eligible to continue active participation in the Kansas City Southern Industries, Inc. plans. Effective as of July 12, 2000, the Stilwell 401(k) Plan was established by Stilwell Financial Inc. as a successor to the Kansas City Southern Industries, Inc. plans to provide retirement benefits for eligible employees who continue employment with or become employed by Stilwell Financial Inc. and its subsidiaries following July 12, 2000.

Prior to January 1, 2001, Janus Capital Corporation sponsored the Janus Capital Corporation Profit Sharing Plan in which eligible employees of Janus Capital Corporation, Janus Service Corporation and Janus Capital International Limited (collectively, “Janus”) participated, and Berger LLC sponsored the Berger 401(k) Profit Sharing Plan in which eligible employees participated. Effective as of January 1, 2001, the Janus Capital Corporation Profit Sharing Plan and the Berger 401(k) Profit Sharing Plan were merged into the Stilwell 401(k) Plan.

The provisions of the Stilwell 401(k) Plan, as previously amended and restated effective as of January 1, 2001, apply to an Employee who is employed by a Participating Employer on or after January 1, 2001, and to any other Employee (i) who was employed by a Participating Employer before July 12, 2000, whose Account was transferred from either of the Kansas City Southern Industries, Inc. plans to this Plan and who continues to have an Account in this Plan as of January 1, 2001, or (ii) who was employed by a Participating Employer before January 1, 2001, and whose Account was transferred from the Janus Capital Corporation Profit Sharing Plan or the Berger 401(k) Profit Sharing Plan to the Stilwell 401(k) Plan. If a Participant whose Account was transferred from either of the Kansas City Southern Industries, Inc. plans to the Stilwell 401(k) Plan as of July 12, 2000, terminated employment from his last Participating Employer prior to such date, or if a Participant whose Account is transferred from the Janus Capital Corporation Profit Sharing Plan or the Berger Plan to the Stilwell 401(k) Plan as of January 1, 2001, terminated employment from his last Participating Employer prior to January 1, 2001, the terms of this Plan, as amended and restated effective as of January 1, 2001, shall govern the maintenance and distribution of such Participant’s Account on and after January 1, 2001, and the terms of this Plan shall govern the maintenance and distribution of his Account on and after November 1, 2001, but in all other respects the benefits to which such Participant is entitled shall be determined under the terms of the Kansas City Southern Industries, Inc. 401(k) Plan, Kansas City Southern Industries, Inc. Profit Sharing Plan, Janus Capital Corporation Profit Sharing Plan or Berger 401(k) Profit Sharing Plan, as applicable, as in effect on the date of the Employee’s termination of employment.

The Plan was amended as of July 1, 2011 to change its name to the Janus 401(k) and Employee Stock Ownership Plan.

The Stilwell ESOP

Stilwell Financial Inc. established, effective as of October 1, 1999, the Stilwell Financial Inc. Employee Stock Ownership Plan (the “Stilwell ESOP”) for the administration and distribution of (i) accounts transferred to the Plan from the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan on behalf of current and former employees of Stilwell Financial Inc. and its subsidiaries, and (ii) contributions to be made by the Participating Employers that are members of the Stilwell Financial Inc. for the purpose of providing retirement benefits to eligible employees.

As of October 1, 1999, and thereafter through the period ending immediately prior to July 12, 2000, the members of the Stilwell Financial Inc. were members of the controlled group of corporations (within the meaning of Code § 414(b)) that includes Kansas City Southern Industries, Inc. As of July 12, 2000, all of the shares of Stilwell Financial Inc. held by Kansas City Southern Industries, Inc. were distributed to the shareholders of Kansas City Southern Industries, Inc. as a spin off dividend (such transaction being referred to herein as the “Spinoff”) and the members of the Stilwell Group thereby ceased to be members of the controlled group of corporations that includes Kansas City Southern Industries, Inc.

Prior to October 1, 1999, eligible employees of Stilwell Financial Inc. participated in the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan. As of October 1, 1999, the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan was split into two separate plans: (1) an employee stock ownership plan providing benefits to eligible employees of Stilwell Financial Inc., to which were transferred the assets of the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan allocable to employees and former employees of Stilwell Financial Inc., and which became known as the Stilwell ESOP; and (2) an employee stock ownership plan providing benefits to employees of Kansas City Southern Industries, Inc. and certain of its affiliates, which continued to hold the assets of the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan allocable to eligible employees and former employees, and which continued to be known as the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan.

Effective as of October 1, 1999, employees of the Stilwell Financial Inc. and its subsidiaries ceased to be eligible to continue active participation in the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan. Effective as of October 1, 1999, the Stilwell ESOP was established by Stilwell Financial Inc. as a successor to the Kansas City Southern Industries, Inc. Employee Stock Ownership Plan to provide retirement benefits for eligible employees who continue employment with or become employed by Stilwell Financial Inc. following October 1, 1999.

As a result of the Spinoff, Participants’ Accounts under the ESOP held both Kansas City Southern Industries, Inc. shares and shares of common stock of Stilwell Financial Inc. that were received as dividends with respect to such Kansas City Southern Industries, Inc. shares, and are Company Stock. Following the Spinoff, all of the Kansas City Southern Industries, Inc. shares allocated to Participants’ Accounts were sold and the sales proceeds reinvested in shares of common stock of Stilwell Financial Inc.

Prior to January 1, 2001, the Stilwell ESOP was intended to be an employee stock ownership plan, and to qualify as such under Code Section 4975(e)(7) and under Treasury Regulation Section 54.4975-11. Effective as of January 1, 2001, the Stilwell ESOP was amended and restated , and as so amended and restated, the Stilwell ESOP (i) was and is intended to be a stock bonus plan, and to qualify as such under Code Section 401(a) (including Code Section 401(a)(23)) and applicable Treasury Regulations, (ii) was and is intended to be an employee stock ownership plan within the meaning of Code Section 4975(e)(7), and (iii) was and is intended to satisfy the requirements of Treasury Regulation Section 54.4975-11 (including the requirement to provide participants with nonterminable protections and rights set forth in Treasury Regulation Section 54.4975-11(a)(3)) necessary to maintain the qualification of the Plan as an employee stock ownership plan under Code Section 4975(e)(7) and Treasury Regulation Section 54.4975-11 with respect to all periods prior to January 1, 2001.

Effective as of January 1, 2001, Berger LLC became a Participating Employer under the Stilwell ESOP.

The provisions of the Stilwell ESOP, as amended and restated effective as of January 1, 2001, apply to an Employee who is employed by a Participating Employer on or after January 1, 2001, and to any other Employee who was employed by a Participating Employer before the October 1, 1999, whose Account was transferred from the Kansas City Southern Industries Inc. Employee Stock Ownership Plan to the Stilwell ESOP and who continued to have an Account in the Stilwell ESOP as of January 1, 2001. If a Participant whose Account was transferred from the Kansas City Southern Industries Inc. Employee Stock Ownership Plan to the Stilwell ESOP as of October 1, 1999, terminated employment from his last Participating Employer prior to such date, the terms of the Stilwell ESOP, as amended and restated effective as of January 1, 2001, shall govern the maintenance and distribution of his Account on and after January 1, 2001, and the term of the Plan shall govern the maintenance and distribution of his Account on and after November 1, 2001, but in all other respects the benefits to which he is entitled shall be determined under the terms of the Kansas City Southern Industries Inc. Employee Stock Ownership Plan as in effect on the date of the Employee’s termination of employment.

Merger of the Stilwell 401(k) Plan and the Stilwell ESOP

The Stilwell 401(k) Plan and the Stilwell ESOP were amended and restated into the Stilwell Financial Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan, as amended and restated effective November 1, 2001.  Further restatements were made effective November 1, 2002 and January 1, 2007, including a change in the name of the plan sponsor to Janus Capital Group Inc. and a change in the Plan Name to Janus Capital Group Inc. 401(k), Profit Sharing and Employee Stock Ownership Plan. Amendments subsequent to January 1, 2008 included a further change in the Plan Name to Janus 401(K) and Employee Stock Ownership Plan.

The Current Plan

The Plan is hereby amended and restated effective January 1, 2014.  The provisions of the amendment and restatement shall apply to all persons who are Participants or beneficiaries on or after January 1, 2014, except that the vested benefit of any such person who terminated employment prior to January 1, 2014, shall be determined pursuant to the Plan provisions in effect at the time of such termination of employment.

ARTICLE I
DEFINITIONS

1.1                              “Accounts” means the records maintained for purposes of accounting for a Participant’s interest in the Plan.  “Account” may refer to one or all of the following accounts which have been created on behalf of a Participant to hold amounts attributable to specific types of Contributions under the Plan:

(a)                                 “Catch-Up Account” means the account created to hold amounts attributable to Catch-Up Contributions.

(b)                                “Elective Account” means the account created to hold amounts attributable to the Participant’s total interest in the Plan and Trust resulting from the Elective Contributions used to satisfy the “Actual Deferral Percentage” tests. The Participant’s Elective Account may consist of a Pre-Tax Elective Deferral Account and a Roth Elective Deferral Account. Unless specifically stated otherwise, any reference to a Participant’s Elective Account will refer to both of these Accounts. A separate accounting shall be maintained with respect to that portion of the Participant’s Elective Account attributable to such Elective Contributions and any Employer Qualified Non-Elective Contributions.

(c)                                 “ESOP Stock Bonus Account” means the account created to hold the shares of the Participant’s ESOP Stock Bonus Contributions purchased and paid for by the Trust Fund or contributed to the Trust Fund.

(d)                                “Matching Account” means the account created to hold amounts attributable to Matching Contributions.

(e)                                 “Non-Elective Account” means the account created to hold amounts attributable to the Participant’s total interest in the Plan and Trust resulting from the Non-Elective Contributions.  The Participant’s Non-Elective Account may consist of an ESOP Stock Bonus Account, a Matching Account, a Profit Sharing Account and a Special Discretionary Account.  A separate accounting shall be maintained with respect to that portion of the Participant’s Non-Elective Account attributable to such Non-Elective Contributions and any Employer Qualified Matching Contributions.

(f)                                   “Pre-Tax Elective Deferral Account” means the account created to hold amounts attributable to Pre-Tax Elective Deferral Contributions.

(g)                                “Profit Sharing Account” means the account created to hold amounts attributable to Profit Sharing Contributions.

(h)                                 “Rollover Account” means the account created to hold amounts attributable to Rollover Contributions.  A separate accounting shall be maintained with respect to that portion of the Participant’s Rollover Account attributable to after-tax Employee contributions.

(i)                                     “Roth Elective Deferral Account” means the account created to hold amounts attributable to Roth Elective Deferral Contributions.

(j)                                     “Special Discretionary Account” means the account created to hold amounts attributable to Special Discretionary Contributions.

(k)                                  “Transfer Account” means the account created to hold amounts transferred to this Plan from a direct plan-to-plan transfer and/or with respect to such Participant’s interest in the Plan resulting from amounts transferred to the Plan.

The term Account also includes any other Account established to identify contributions to or investments under the Plan, and includes a Participant’s Loan Account.

1.2                              “Administrator” means the Plan Advisory Committee, except where the Plan provides that the Compensation Committee may act, unless changed by the Employer pursuant to Section 11.1.

1.3                              “Affiliated Employer” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to Regulations under Code Section 414(o).

1.4                              “Basic Compensation” means amounts paid to an Eligible Employee by a Participating Employer as annual base salary or overtime; provided, that, such amounts are otherwise includible in Compensation.

1.5                              “Beneficiary” means the person (or entity) to whom the share of a deceased Participant’s interest in the Plan is payable.

1.6                              “Code” means the Internal Revenue Code of 1986, as amended or replaced from time to time.  Reference to any specific Code section shall include such section, any regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.7                              “Company Stock” means common stock issued by the Employer (or by a corporation which is a member of the controlled group of corporations of which the Employer is a member) which is readily tradeable on an established securities market. If there is no common stock which meets the foregoing requirement, the term “Company Stock” means common stock issued by the Employer (or by a corporation which is a member of the same controlled group) having a combination of voting power and dividend rights equal to or in excess of: (A) that class of common stock of the Employer (or of any other such corporation) having the greatest voting power, and (B) that class of common stock of the Employer (or of any other such corporation) having the greatest dividend rights. Noncallable preferred stock shall be deemed to be “Company Stock” if such stock is convertible at any time into stock which constitutes “Company Stock” hereunder and if such conversion is at a conversion price which (as of the date of the acquisition by the Trust) is reasonable. For purposes of the preceding sentence, pursuant to Regulations, preferred stock shall be treated as noncallable if after the call there will be a reasonable opportunity for a conversion which meets the requirements of the preceding sentence.

1.8                              “Compensation” means (i) Basic Compensation for purposes of the regular Payroll Withholding Agreement election in Section 3.1(a)(2)(i) (including an election with respect to Catch-Up Contributions); (ii) Supplemental Compensation for purposes of the bonus Payroll Withholding Agreement election in Section 3.1(a)(2)(ii); (iii) Basic Compensation and Supplemental Compensation for purposes of Matching Contributions; and (iv) amounts paid to an Eligible Employee by a Participating Employer as “Wages” (defined below) for purposes of other Contributions made under Article IV.

(a)                                 Basic Compensation and Supplemental Compensation are amounts paid to the Eligible Employee as annual base salary, bonus (other than retention bonus or signing bonus), commissions or overtime.  Accordingly, Basic Compensation and Supplemental Compensation shall be determined on a payroll period basis prior to any reductions made pursuant to Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 403(b), 414(v) or 457(b), and Employee contributions described in Code Section 414(h)(2) that are treated as Participating Employer contributions.

(b)                                “Wages” means wages as defined in Code Section 3401(a) for purposes of income tax withholding at the source, plus all other payment of compensation reportable under Code Sections 6041(d), 6051(a)(3) and 6052 and the regulations thereunder, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding the foregoing, Wages (i) shall include any amount contributed by the Participating Employer on behalf of the Eligible Employee, pursuant to a salary reduction agreement, which are not included in gross income of the Employee or self-employed individual due to Code Section 125, 132(f)(4), 402(e)(3), 402(h), 402(k), 403(b) or 457(b), and (ii) shall exclude the following amounts that otherwise would constitute wages: reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation payouts, welfare benefits, option exercise income, mutual fund unit awards, signing bonuses and income realized pursuant to vesting under Code Section 83.

(c)                                 Notwithstanding the preceding subsections, for purposes of determining Compensation of a Self-Employed Individual, (i) Basic Compensation and Supplemental Compensation mean each guaranteed payment from the Participating Employer representing annual base salary, bonus (other than a retention bonus and signing bonus) or commissions, provided such amounts are attributable to the Plan Year and included in the Self-Employed Individual’s “Earned Income,” and provided further that such amounts are received by the Self-Employed Individual within 15 days of the close of the Plan Year, and (ii) “Wages” means the individual’s net earnings from self-employment in the trade or business of the Participating Employer for which his or her personal services to the Participating Employer are a material income-producing factor, determined without regard to items not included in gross income and the deductions allowable to such items and the deductions allowed to the taxpayer under Code Section 164(f), and reduced by contributions to a qualified plan deductible under Code Section 404.  For purposes of determining Basic Compensation and Supplemental Compensation of a Self-Employed Individual for a Plan Year, “Earned Income” means net earnings from self-employment as defined in Code Section 1402(a).

(d)                                Compensation shall include any differential wage payments (as defined in Code Section 3401(h)(2)) to an individual who does not currently perform services for a Participating Employer by reason of performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code), while such individual is on active duty for a period of more than thirty (30) days.

(e)                                 For any Plan Year, only the amounts paid to the Eligible Employee during the Plan Year and while the individual is an Eligible Employee under the Plan shall be taken into account, such that, for example, no amount paid to the Participant following termination of his or her employment with a Participating Employer shall be taken into account as Compensation.  In addition, no severance payment shall be taken into account as Compensation. Furthermore, notwithstanding anything in this definition to the contrary, in each Plan Year and for each Eligible Employee, no amount in excess of the applicable limitation under Code

Section 401(a)(17) may be considered Compensation; provided, however, that for purposes of Article III, the annual dollar limitation of Code Section 401(a)(17) shall not apply except that the Administrator may elect to apply such limit as part of the Elective Contribution procedures. For the Plan Year commencing January 1, 2014, the applicable limitation under Code Section 401(a)(17) is $260,000.

1.9                              “Contribution” means an amount contributed to the Plan by a Participating Employer or a Participant, and allocated by contribution type to Participants’ Accounts.  Specific types of contributions include:

(a)                                 “Catch-Up Contribution” means an amount contributed to the Plan by a Participant in conjunction with his or her Payroll Withholding Agreement and pursuant to Section 3.1(c).

(b)                                “Elective Contribution” means a contribution that is a Pre-Tax Elective Deferral Contribution or a Roth Elective Deferral Contribution.

(c)                                 “ESOP Stock Bonus Contribution” means an amount of cash or Company Stock contributed to the Plan by the Employer (or another Participating Employer) in accordance with Section 4.1(b).

(d)                                “Matching Contribution” means an amount contributed to the Plan by a Participating Employer based upon the amount contributed to the Plan by the Participant as an Elective Contribution, as provided in Section 4.1(a).

(e)                                 “Non-Elective Contribution” means a contribution that is a Profit Sharing Contribution, an ESOP Stock Bonus Contribution, a Matching Contribution or a Special Discretionary Contribution.

(f)                                   “Pre-Tax Elective Deferral Contribution” means an amount contributed to the Plan by a Participant in conjunction with his or her Payroll Withholding Agreement and pursuant to Section 3.1(a)(1), which shall be treated as made by the Participating Employer on the Participant’s behalf.  Pre-Tax Elective Deferral Contributions are not includible in the Participant’s gross income at the time deferred.

(g)                                “Profit Sharing Contribution” means an amount contributed to the Plan by a Participating Employer as provided in Section 4.1(c).

(h)                                 “Qualified Matching Contribution” means a contribution intended to be a “qualified matching contribution” within the meaning of Regulation 1.401(k)-6.

(i)                                     “Qualified Non-Elective Contribution” means a contribution intended to be a “qualified nonelective contribution” within the meaning of Regulation 1.401(k)-6.

(j)                                     “Rollover Contribution” means an amount contributed to the Plan by a Participant in accordance with Section 3.6.

(k)                                  “Roth Elective Deferral Contribution” means an amount contributed to the Plan by an Participant in conjunction with his or her Payroll Withholding Agreement and pursuant to Section 3.1(a)(1), in which the Contribution is irrevocably designated as a Roth Elective Deferral Contribution and which shall be treated as made by a Participating Employer on the Participant’s behalf. Roth Elective Deferral Contributions are includible in the Participant’s gross income at the time deferred.

(l)                                     “Special Discretionary Contribution” means an amount contributed to the Plan by a Participating Employer as provided in Section 4.1(d).

1.10                       “Eligible Employee” means any Employee, except as provided below. The following Employees shall not be eligible to participate in this Plan:

(a)                                 Employees of Affiliated Employers, unless such Affiliated Employers are Participating Employers, and, provided further, that such Employee is not excluded from participation under any of paragraphs (b) through (h).  Appendix A sets forth the list of Participating Employers.

(b)                                Individuals who are not reported on the payroll records of the Participating Employers as common law employees. In particular, it is expressly intended that individuals who are independent contractors or who are employees of third-party agencies or in a similar status, or partners or other self-employed individuals who are treated as independent contractors, are not Eligible Employees and are excluded from Plan participation even if a court or administrative agency determines that such individuals are common law employees.

(c)                                 Employees who are Leased Employees within the meaning of Code Sections 414(n)(2) and 414(o)(2).

(d)                                Employees whose employment is governed by the terms of a collective bargaining agreement between Employee representatives (within the meaning of Code Section 7701(a)(46)) and the Participating Employer under which retirement benefits were the subject of good faith bargaining between the parties, unless such agreement expressly provides for coverage in this Plan.

(e)                                 Employees who are nonresident aliens (within the meaning of Code Section 7701(b)(1)(B)).

(f)                                   Employees classified by the Participating Employer as interns.

(g)                                Employees who are employed outside the United States, unless such Employee (i) is a citizen of the United States, (ii) is employed by a Participating Employer, and (iii) does not participate in any retirement program sponsored by the Employer or an Affiliated Employer outside of the United States in a manner that would enable such Employee to accrue benefits funded by the Employer or the Affiliated Employer in such plan.

(h)                                 Employees who are not citizens of the United States, and who transfer to regular employment with a Participating Employer from employment outside of the United States with the Employer or an Affiliated Employer, if such Employee continues to participate in a retirement program sponsored by the Employer or an Affiliated Employer outside of the United States and accrue benefits funded by the Employer or the Affiliated Employer in such plan.

1.11                       “Employee” means any person who is employed by the Employer or an Affiliated Employer. Employee shall include Leased Employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) unless such Leased Employees are covered by a plan described in Code Section 414(n)(5) and such Leased Employees do not constitute more than 20% of the recipient’s non-highly compensated work force.  The term “Employee” shall include any service provider of the Employer or an Affiliated Employer, who also is a partner or member of such Affiliated Employer and thus considered a self-employed individual under the Code.

1.12                       “Employer” means Janus Capital Group Inc. and any successor which shall maintain this Plan; and any predecessor which has maintained this Plan. The Employer is a corporation with principal offices in the State of Missouri.

1.13                       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or replaced from time to time.  Reference to any specific ERISA section shall include such section, any regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.14                       “Excess Aggregate Contributions” means, with respect to any Plan Year, the excess of the aggregate amount of the Matching Contributions made pursuant to Section 4.1(a) and any qualified non-elective contributions or elective deferrals taken into account pursuant to Section 13.3(c) on behalf of Highly Compensated Participants for such Plan Year, over the maximum amount of such contributions permitted under the limitations of Section 13.3(a) (determined by hypothetically reducing contributions made on behalf of Highly Compensated Participants in order of the actual contribution ratios beginning with the highest of such ratios). Such determination shall be made after first taking into account corrections of any Excess Deferred Compensation pursuant to Section 3.3 and taking into account any adjustments of any Excess Contributions pursuant to Section 13.2.

1.15                       “Excess Contributions” means, with respect to a Plan Year, the excess of Elective Contributions used to satisfy the “Actual Deferral Percentage” tests made on behalf of Highly Compensated Participants for the Plan Year over the maximum amount of such contributions permitted under Section 13.1 (determined by hypothetically reducing contributions made on behalf of Highly Compensated Participants in order of the actual deferral ratios beginning with the highest of such ratios). Excess Contributions shall be treated as an “annual addition” pursuant to Section 14.1(b).

1.16                       “Fiduciary” means any person who (a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets, (b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan or has any authority or responsibility to do so, or (c) has any discretionary authority or discretionary responsibility in the administration of the Plan.

1.17                       “Fiscal Year” means the Employer’s accounting year of 12 months commencing on January 1 of each year and ending the following December 31.

1.18                       “Forfeiture” means that portion of a Participant’s Account that is forfeited in accordance with Section 6.3. The term “Forfeiture” shall also include amounts deemed to be Forfeitures pursuant to any other provision of this Plan.

1.19                       “415 Compensation” with respect to any Participant means such Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer and Affiliated Employers (in the course of such Employer’s or Affiliated Employer’s trade or business) for a Plan Year for which the Employer or Affiliated Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052.  “415 Compensation” must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).

Notwithstanding the above, the determination of 415 Compensation shall be made by:

(a)                                 including any elective deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by the Employer or Affiliated Employer at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Sections 125, 132(f)(4) and 457. For this purpose, amounts not includible in gross income under Code Section 125 shall be deemed to include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that the Participant has other health coverage, provided the Employer or Affiliated Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

(b)                                including any “regular pay,” “leave cashouts” and “deferred compensation” to the extent such amounts are paid by the later of 2 ½ months after severance from employment or by the end of the Plan Year that includes the date of such severance from employment.

(c)                                 including any differential wage payments (as defined in Code Section 3401(h)(2)) to an individual who does not currently perform services for the Employer or Affiliated Employers by reason of performing service in the uniformed services (as defined in chapter 43 of title 38, United States Code), while such individual is on active duty for a period of more than thirty (30) days.

(d)                                For purposes of Section 15.1(b), excluding Catch-Up contributions.

For purposes of this Section the following definitions shall apply:

(a)                                 “Regular pay” means any regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments that would have been paid to the Participant prior to a severance from employment if the Participant had continued in employment with the Employer or Affiliated Employer.

(b)                                “Leave cashouts” are amounts that are payment for unused accrued bona fide sick, vacation, or other leave that would have been included in the definition of 415 Compensation if they were paid prior to the Participant’s severance from employment, but only if the Participant would have been able to use the leave if employment had continued.

(c)                                 “Deferred Compensation” is compensation that would have been included in the definition of 415 Compensation if it had been paid prior to the Participant’s severance from employment and is received pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid at the same time if the Participant had continued in employment with the Employer or Affiliated Employer and only to the extent that the payment is includible in the Participant’s gross income.

1.20                       “414(s) Compensation” means any definition of compensation that satisfies the nondiscrimination requirements of Code Section 414(s) and the Regulations thereunder. The period for determining 414(s) Compensation must be either the Plan Year or the calendar year ending with or within the Plan Year. The Administrator may further limit the period taken into account to that part of the Plan

Year or calendar year in which an Employee was a Participant in the component of the Plan being tested. The period used to determine 414(s) Compensation must be applied uniformly to all Participants for the Plan Year.

1.21                       “Highly Compensated Employee” means an Employee described in Code Section 414(q) and the Regulations thereunder, and generally means any Employee who:

(a)                                 was a “five percent owner” as defined in Section 1.28(b) at any time during the “determination year” or the “look-back year”; or

(b)                                for the “look-back year” had “415 Compensation” from the Employer and Affiliated Employers in excess of $80,000 and were in the Top Paid Group of Employees for the Plan Year. The $80,000 amount is adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period is the calendar quarter ending September 30, 1996.

The “determination year” means the Plan Year for which testing is being performed, and the “look back year” means the immediately preceding twelve (12) month period.

A highly compensated former Employee is based on the rules applicable to determining Highly Compensated Employee status as in effect for the “determination year,” in accordance with Regulation 1.414(q)-1T, A-4 and IRS Notice 97-45 (or any superseding guidance).

In determining who is a Highly Compensated Employee, Employees who are non-resident aliens and who received no earned income (within the meaning of Code Section 911(d)(2)) from the Employer or Affiliated Employers constituting United States source income within the meaning of Code Section 861(a)(3) shall not be treated as Employees. If a Nonresident Alien Employee has U.S. source income, that Employee is treated as satisfying this definition if all of such Employee’s U.S. source income from the Employer and the Affiliated Employers is exempt from U.S. income tax under an applicable income tax treaty. Additionally, all Affiliated Employers shall be taken into account as a single employer and Leased Employees within the meaning of Code Sections 414(n)(2) and 414(o)(2) shall be considered Employees unless such Leased Employees are covered by a plan described in Code Section 414(n)(5) and are not covered in any qualified plan maintained by the Employer or an Affiliated Employer. The exclusion of Leased Employees for this purpose shall be applied on a uniform and consistent basis for all of the Employer’s retirement plans. Highly Compensated Former Employees shall be treated as Highly Compensated Employees without regard to whether they performed services during the “determination year.”

1.22                       “Highly Compensated Participant” means any Highly Compensated Employee who is eligible to participate in the component of the Plan being tested.

1.23                       “Hour of Service” means, for purposes of vesting and benefit accrual, (1) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer or an Affiliated Employer for the performance of duties (these hours will be credited to the Employee for the computation period in which the duties are performed); (2) each hour for which an Employee is directly or indirectly compensated or entitled to compensation by the Employer or an Affiliated Employer (irrespective of whether the employment relationship has terminated) for reasons other than performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during the applicable computation period (these hours will be calculated and credited pursuant to Department of Labor regulation 2530.200b-2 which is incorporated herein by reference); (3) each hour for which back pay is awarded or agreed to by the Employer or an Affiliated Employer without regard to mitigation of damages (these hours will be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made). The same Hours of Service shall not be credited both under (1) or (2), as the case may be, and under (3).

Notwithstanding (2) above, (i) no more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single computation period); (ii) an hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws; and (iii) Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

For purposes of (2) above, a payment shall be deemed to be made by or due from the Employer or Affiliated Employer regardless of whether such payment is made by or due from the Employer or Affiliated Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer or Affiliated Employer contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

The provisions of Department of Labor regulations 2530.200b-2(b) and (c) are incorporated herein by reference.

1.24                       “Investment Manager” means any Fiduciary described in ERISA Section 3(38).

1.25                       “Investment Fund” means a vehicle for investment of assets of the Trust Fund designated as an investment fund by the Administrator in a manner and form acceptable to the Trustee.  From time to time, the Administrator may determine to include among the Plan’s investment options a self-directed brokerage window, with such limitations and restrictions as it may deem appropriate.  Any such brokerage window included as an investment option under the Plan shall be considered a single Investment Fund .

1.26                       “Janus Stock Fund” (“JNS Fund”) means an investment fund consisting of common stock issued by the Employer or by an affiliate, and cash necessary for liquidity purposes.

1.27                       “Janus Mutual Fund” means each retail mutual fund advised by the Employer or subsidiary thereof.

1.28                       “Key Employee” means an Employee as defined in Code Section 416(i) and the Regulations thereunder. Generally, any Employee or former Employee (as well as each of the Employee’s or former Employee’s Beneficiaries) is considered a Key Employee if the Employee’s or former Employee’s, at any time during the Plan Year that contains the “determination date,” has been included in one of the following categories:

(a)                                 an officer of the Participating Employer (in accordance with the Regulations under Code Section 416) having annual “415 Compensation” greater than $130,000 (as adjusted under Code Section 416(i)(1), which for 2014 is adjusted to be $170,000).

(b)                                a “five percent owner” of the Participating Employer (in accordance with the Regulations under Code Section 416). “Five percent owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than five percent (5%) of the outstanding stock of the Participating Employer or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Participating Employer or, in the case of an unincorporated business, any person who owns more than five percent (5%) of the capital or profits interest in the Participating Employer. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), (m) and (o) shall be treated as separate employers.

(c)                                 a “one percent owner” of the Participating Employer having an annual “415 Compensation” from the Employer and Affiliated Employers of more than $150,000. “One percent owner” means any person who owns (or is considered as owning within the meaning of Code Section 318) more than one percent (1%) of the outstanding stock of the Participating Employer or stock possessing more than one percent (1%) of the total combined voting power of all stock of the Participating Employer or, in the case of an unincorporated business, any person who owns more than one percent (1%) of the capital or profits interest in the Participating Employer. In determining percentage ownership hereunder, employers that would otherwise be aggregated under Code Sections 414(b), (c), (m) and (o) shall be treated as separate employers. However, in determining whether an individual has “415 Compensation” of more than $150,000, “415 Compensation” from each employer required to be aggregated under Code Sections 414(b), (c), (m) and (o) shall be taken into account.

For purposes of this Section, the determination of “415 Compensation” shall be made by including amounts which are contributed by the Employer of Affiliated Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125, 132(f)(4), 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and Employee contributions described in Code Section 414(h)(2) that are treated as Participating Employer contributions.

1.29                       “Leased Employee” means any person (other than an Employee of the recipient Employer or Affiliated Employer) who pursuant to an agreement between the recipient Employer or Affiliated Employer and any other person or entity (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient Employer or Affiliated Employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient Employer or Affiliated Employer shall be treated as provided by the recipient Employer or Affiliated Employer. Furthermore, Compensation for a Leased Employee shall only include Compensation from the leasing organization that is attributable to services performed for the recipient Employer or Affiliated Employer. A Leased Employee shall not be considered an Employee of the recipient Employer or Affiliated Employer:

(a)                                 if such employee is covered by a money purchase pension plan providing:

(1)                                 a nonintegrated employer contribution rate of at least 10% of compensation, as defined in Code Section 415(c)(3);

(2)                                 immediate participation;

(3)                                 full and immediate vesting; and

(b)                                if Leased Employees do not constitute more than 20% of the recipient Employer’s or Affiliated Employer’s nonhighly compensated work force.

1.30                       “Non-Highly Compensated Participant” means any Participant who is not a Highly Compensated Employee. However, for purposes of Section 13.1 and Section 13.3, if the prior year testing method is used, a Non-Highly Compensated Participant shall be determined using the definition of Highly Compensated Employee in effect for the preceding Plan Year.

A Participant is a Non-Highly Compensated Participant for a particular Plan Year if such Participant does not meet the definition of a Highly Compensated Employee in effect for that Plan Year.

1.31                       “Non-Key Employee” means any Employee or former Employee (and such Employee’s or former Employee’s Beneficiaries) who is not a Key Employee.

1.32                       “Normal Retirement Age” means the Participant’s 65th birthday. A Participant shall become fully Vested in the Participant’s Account upon attaining Normal Retirement Age.

1.33                       “1-Year Break in Service” means, for purposes of vesting, the applicable computation period during which an Employee has not completed more than 500 Hours of Service with the Employer or an Affiliated Employer. Further, solely for the purpose of determining whether a Participant has incurred a 1-Year Break in Service, Hours of Service shall be recognized for “authorized leaves of absence” and “maternity and paternity leaves of absence.”  Years of Service and 1-Year Breaks in Service shall be measured on the same computation period.

“Authorized leave of absence” means an unpaid, temporary cessation from active employment with the Employer or Affiliated Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, military service, or any other reason.

A “maternity or paternity leave of absence” means an absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. For this purpose, Hours of Service shall be credited for the computation period in which the absence from work begins, only if credit therefore is necessary to prevent the Employee from incurring a 1-Year Break in Service, or, in any other case, in the immediately following computation period. The Hours of Service credited for a “maternity or paternity leave of absence” shall be those which would normally have been credited but for such absence, or, in any case in which the Administrator is unable to determine such hours normally credited, eight (8) Hours of Service per day. The total Hours of Service required to be credited for a “maternity or paternity leave of absence” shall not exceed the number of Hours of Service needed to prevent the Employee from incurring a 1-Year Break in Service.

1.34                       “Other Elective Deferrals” means amounts, other than a Participant’s Elective Contributions, as follows: (i) any employer contribution under a qualified cash or deferred arrangement (as defined in Code Section 401(k)) to the extent not includible in gross income for the taxable year under Code Section 402(e)(3) (determined without regard to Code Section 402(g)), (ii) any employer contribution to the extent not includible in gross income for the taxable year under Code Section 402(h)(1)(B) (determined without regard to Code Section 402(g)), (iii) any employer contribution to purchase an annuity contract under Code Section 403(b) under a salary reduction agreement (within the meaning of Code Section 3121(a)(5)(D)) and (iv) any elective employer contribution under Code Section 408(p)(2)(A)(i).  An Other Elective Deferral shall not include any amount contributed to a plan in compliance with Code Section 414(v).

1.35                       “Participant” means any Eligible Employee who participates in the Plan and has not for any reason become ineligible to participate further in the Plan.

1.36                       “Participating Employer” means the Employer and any Affiliated Employer which has adopted the Plan, by action of its directors or other governing body, with the consent of the Employer.  The Participating Employers are listed in Appendix A.

1.37                       “Payroll Withholding Agreement” means an affirmative or passive election by a Participant directing the Participating Employer to withhold, each payroll period, a whole percentage of his Compensation (or such other amount as allowed by the Administrator) and to contribute such withheld amount to the Plan pursuant to the provisions of Article III.  An affirmative Payroll Withholding Agreement shall be made in such a manner and with such advanced notice prescribed by the Administrator, and may be limited to a whole percentage of Compensation.

1.38                       “Plan,” “Plan and Trust” and “Trust” mean the Janus 401(k) and Employee Stock Ownership Plan (formerly known as the Janus 401(k), Profit Sharing and Employee Stock Ownership Plan). The Plan identification number is 003. Pursuant to Code Section 401(a)(27), the Plan is designated a profit sharing plan and pursuant to Code Section 401(a)(23) is designated a stock bonus plan. Furthermore, the Plan includes provisions within the meaning of Code Sections 401(k) and 401(m).

1.39                       “Plan Year” means the Plan’s accounting year of twelve (12) months commencing on January 1 of each year and ending the following December 31.

1.40                       “Regulation” means the Income Tax Regulations as promulgated by the Secretary of the Treasury or a delegate of the Secretary of the Treasury, and as amended from time to time.

1.41                       “Retired Participant” means a person who has been a Participant, but who has become entitled to retirement benefits under the Plan.

1.42                       “Required Beginning Date” means, with respect to any Participant, April 1st of the calendar year following the later of the calendar year in which the Participant attains age 70 1/2 or the calendar year in which the Participant becomes a Terminated Participant, except that benefit distributions to a “5-percent owner” must commence by April 1st of the calendar year following the calendar year in which the Participant attains age 70 ½.  “5-percent owner” means a Participant who is a 5-percent owner as defined in Code Section 416 at any time during the Plan Year ending with or within the calendar year in which such owner attains age 70 1/2.

1.43                       “Supplemental Compensation” means amounts paid to an Eligible Employee by a Participating Employer as bonuses or commissions (excluding retention bonuses and signing bonuses); provided, that, such amounts are otherwise includible in Compensation.

1.44                       “Terminated Participant” means a person who has been a Participant, but who has ceased to be an Employee on account of a termination of employment with the Employer and all Affiliated Employers, death, Total and Permanent Disability or retirement.

1.45                       “Top Heavy Plan” means a plan described in Section 15.2(a).

1.46                       “Top Heavy Plan Year” means a Plan Year during which the Plan is a Top Heavy Plan.

1.47                       “Top-Paid Group” means the top-paid group as determined pursuant to Code Section 414(q) and the Regulations thereunder and generally means the top twenty percent (20%) of

Employees who performed services for the Employer or an Affiliated Employer during the applicable year, ranked according to the amount of “415 Compensation” received from the Employer and Affiliated Employers during such year.  All Affiliated Employers shall be taken into account as a single employer, and Leased Employees shall be treated as Employees if required pursuant to Code Section 414(n) or (o).  Employees who are non-resident aliens who received no earned income (within the meaning of Code Section 911(d)(2)) from the Employer and the Affiliated Employers constituting United States source income within the meaning of Code Section 861(a)(3) shall not be treated as Employees. Furthermore, for the purpose of determining the number of Employees in any year, the following additional Employees shall also be excluded, however, such Employees may still be considered for the purpose of identifying the particular Employees in the Top-Paid Group:

(a)                                 Employees with less than six (6) months of service;

(b)                                Employees who normally work less than 17 1/2 hours per week;

(c)                                 Employees who normally work less than six (6) months during a year; and

(d)                                Employees who have not yet attained age twenty-one (21).

In addition, if 90 percent or more of the Employees of the Employer and the Affiliated Employers are covered under agreements the Secretary of Labor finds to be collective bargaining agreements between Employee representatives and the Employer or an Affiliated Employer, and the Plan covers only Employees who are not covered under such agreements, then Employees covered by such agreements shall be excluded from both the total number of active Employees as well as from the identification of particular Employees in the Top-Paid Group.

The foregoing exclusions set forth in this Section shall be applied on a uniform and consistent basis for all purposes for which the Code Section 414(q) definition is applicable.  Furthermore, in applying such exclusions, the Administrator may substitute any lesser service, hours or age.

1.48                       “Total and Permanent Disability” means the determination by the Administrator that a Participant is unable by reason of any medically determinable physical or mental impairment to perform the usual duties of the Participant’s employment or of any other employment for which the Participant is reasonably qualified based upon the Participant’s education, training and expertise for an indefinite period which the Administrator considers will be of long continued duration.

1.49                       “Trustee” means the person or entity appointed by the Compensation Committee to hold the assets of the Plan in trust, and any successors so appointed.

1.50                       “Trust Fund” means the assets of the Plan and Trust as the same shall exist from time to time.

1.51                       “Valuation Date” means the last day of the Plan Year and may include any other date or dates deemed necessary or appropriate by the Administrator for the valuation of the Participant’s accounts during the Plan Year, which may include any day that the Trustee, any transfer agent appointed by the Trustee or the Employer or any stock exchange used by such agent, are open for business.

1.52                       “Vested” means the nonforfeitable portion of any account maintained on behalf of a Participant as determined in accordance with Article VI.

1.53                       “Year of Service” means the computation period of twelve (12) consecutive months, herein set forth, during which an Employee has at least 1,000 Hours of Service.

For vesting purposes, the computation periods shall be the Plan Year, including periods prior to the Effective Date of the Plan.

The computation period shall be the Plan Year if not otherwise set forth herein.

Notwithstanding the foregoing, for any short Plan Year, the determination of whether an Employee has completed a Year of Service shall be made in accordance with Department of Labor regulation 2530.203-2(c). However, in determining whether an Employee has completed a Year of Service for benefit accrual purposes in the short Plan Year, the number of the Hours of Service required shall be proportionately reduced based on the number of full months in the short Plan Year.  Years of Service with any Affiliated Employer shall be recognized.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1                              Participation.  An Eligible Employee shall become a Participant effective as of the date of such Employee’s employment with the Participating Employer.  If an Eligible Employee shall go from a classification of an Eligible Employee to a noneligible class of Employees, such Employee shall become a Participant in the Plan on the date such Employee again becomes an Eligible Employee.

2.2                              Termination of Eligibility.  In the event a Participant shall go from a classification of an Eligible Employee to an ineligible Employee, such Participant shall continue to vest in the Plan for each Year of Service completed while a noneligible Employee, until such time as the Participant’s Account shall be forfeited or distributed pursuant to the terms of the Plan. Additionally, the Participant’s interest in the Plan shall continue to share in the earnings of the Trust Fund.

2.3                              Omission of Eligible Employee.  If, in any Plan Year, any Employee who should be included as a Participant in the Plan is erroneously omitted and discovery of such omission is not made until after a contribution by the Participating Employer for the year has been made and allocated, then the Participating Employer shall make a subsequent contribution, if necessary after the application of Section 6.7, so that the omitted Employee receives a total amount which the Employee would have received (including both contributions and earnings thereon) had the Employee not been omitted. Such contribution shall be made regardless of whether it is deductible in whole or in part in any taxable year under applicable provisions of the Code.

2.4                              Inclusion of Ineligible Employee.  If, in any Plan Year, any person who should not have been included as a Participant in the Plan is erroneously included and discovery of such inclusion is not made until after a contribution for the year has been made and allocated, the Participating Employer shall be entitled to recover the contribution made with respect to the ineligible person provided the error is discovered within twelve (12) months of the date on which it was made. Otherwise, the amount contributed with respect to the ineligible person shall constitute a Forfeiture for the Plan Year in which the discovery is made.  Notwithstanding the foregoing, any Elective Contributions made by an ineligible person shall be distributed to the person (along with any earnings attributable to such Elective Contributions).

ARTICLE III
PARTICIPANT CONTRIBUTIONS

3.1                              Elective Contributions.

(a)                                 Contribution Election.  Each Participant may elect to defer from 1% to 75% of Compensation which would have been received in the Plan Year, but for the deferral election, by entering into a Payroll Withholding Agreement to make Elective Contributions. A deferral election (or modification of an earlier election) may not be made with respect to Compensation which is currently available on or before the date the Participant executed such election.

(1)                                 Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions.  When making a deferral election, the Participant must irrevocably designate the Elective Contributions as either a Pre-tax Elective Deferral Contribution or a Roth Elective Deferral Contribution (or designate the portion of the Elective Contributions that will be Pre-tax Elective Deferral Contributions and the portion of the Elective Contribution that will be Roth Elective Deferral Contributions) in the Payroll Withholding Agreement. In the event a Participant fails to designate Elective Contributions as either Pre-tax Elective Deferral Contributions or Roth Elective Deferral Contributions in the Payroll Withholding Agreement, the Elective Contributions will be deemed to be a Pre-tax Elective Deferral Contribution.

(2)                                 Separate Base Salary and Bonus Elections.  When making a deferral election, the Participant may elect to have two Payroll Withholding Agreements: (i) the regular Payroll Withholding Agreement, which will apply to Compensation that is Basic Compensation; and (ii) the bonus Payroll Withholding Agreement, which will apply to Compensation that is Supplemental Compensation.  Such contributions will be designated as a whole percentage of Basic Compensation or Supplemental Compensation, as applicable.

(b)                                Automatic Enrollment of New Participants in Pre-tax Elective Deferral Contributions.  The Administrator shall automatically enroll each newly Eligible Employee who fails to make an affirmative election in a Payroll Withholding Agreement either to make Elective Contributions under Section 3.1(a) or not to make Elective Contributions under Section 3.1(a).

(1)                                 Pre-Tax Elective Deferral Amount.  An automatically enrolled Participant shall be deemed to have elected to make Pre-tax Elective Deferral Contributions in the following amount of Compensation pursuant to a passive Payroll Withholding Agreement: (A) 4 percent during the period ending on the day before the second anniversary of the date on which the Participant became an automatically enrolled Participant; (B) 5 percent during the period following the period in (A) and ending on the day before the third anniversary of the date on which the Participant became an automatically enrolled Participant; and (C) 6 percent following the period in (B). Upon the receipt of an affirmative Payroll Withholding Agreement pursuant to which the Participant elects either to make Elective Contributions under Section 3.1(a) or not to make Elective Contributions under Section 3.1(a), such Participant shall cease to be an automatically enrolled Participant.

(2)                                 Notice Requirement.  In connection with the automatic enrollment provisions of this Article III, within a reasonable period prior to the initial automatic enrollment of a Participant, the Administrator shall give the Participant a notice explaining the automatic enrollment and his right to make an affirmative contribution election (or to make no Elective Contributions), including the procedure for exercising that right and the timing for implementation of any such election, and an explanation of how Pre-tax Elective Deferral Contributions made under this Section will be invested in the absence of an investment election by the Automatically Enrolled Participant. At the beginning of each Plan Year, the Administrator shall give each Participant the notice described in the preceding sentence.

(c)                                 Catch-Up Contributions. Notwithstanding any contrary provision of this Article III, a Participant who for a calendar year is age 50 or older shall be eligible to make Catch-Up Contributions from his or her Basic Compensation in accordance with, and subject to the limitations of, Code Section 414(v).  Such Catch-Up Contributions shall not be taken into account for purposes of Code Sections 402(g) and 415(c). Catch-Up Contributions may be a percentage of Basic Compensation for each payroll period not to exceed the applicable dollar limit under Code Section 414(v), pursuant to procedures established by the Administrator. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Section 401(k)(3), 416 or 410(b), as applicable, by reason of the making of such Catch-Up Contributions.  Any such Catch-Up Contributions may be designated in a Participant’s regular Payroll Withholding Agreement, in accordance with Section 3.1(a)(2)(i), as Pre-tax Elective Deferral Contributions or as Roth Elective Deferral Contributions.

3.2                              Changing, Revoking or Resuming a Contribution Election.

(a)                                 A Participant may prospectively change his or her Pre-tax Elective Deferral Contribution and/or Roth Elective Deferral Contribution deferral election by entering into a new Payroll Withholding Agreement at any time in such manner and with the advance notice prescribed by the Administrator, provided that any such notice requirement shall not operate to deny the Participant an opportunity to make (or change) a cash or deferred election at least annually within the meaning of Regulation 1.401(k)-1(e)(2)(ii).  The election change shall be effective as soon as administratively feasible thereafter.  A Participant’s deferral election made as a percentage of Compensation shall automatically apply to Compensation increases or decreases.

(b)                                A Participant may prospectively revoke his or her Pre-tax Elective Deferral Contribution and/or Roth Elective Deferral Contribution deferral election at any time in such manner and with the advance notice prescribed by the Administrator. The revocation shall be effective as soon as administratively feasible thereafter.

(c)                                 A Participant who is an Eligible Employee may prospectively resume his or her Pre-tax Elective Deferral Contributions and/or Roth Elective Deferral Contributions by making a new deferral election on a Payroll Withholding Agreement at any time in such manner and with the advance notice prescribed by the Administrator, and such deferral election shall be effective as soon as administratively feasible thereafter.

3.3                              Limits on Pre-tax Elective Deferral Contributions and Roth Elective Deferral Contributions and Correction of Excess.

(a)                                 Application to the Employer and the Affiliated Employer Plans.  For each calendar year, the sum of a Participant’s Elective Contributions made under this Plan and Other Elective Deferrals made under all other plans, contracts or arrangements of the Employer or an Affiliated Employer shall not exceed the dollar limitation imposed by Code Section 402(g), as in effect at the beginning of such calendar year (after any indexing), except to the extent permitted under Code Section 414(v).  To the extent necessary to satisfy the limitation for a calendar year, the Administrator, for the calendar year, may prospectively restrict a Participant’s Elective Contributions. If after any such restriction, the dollar limitation is exceeded, a Participant will be deemed to have notified the Administrator of such excess amount which shall be distributed in a manner consistent with Section 3.3.

(b)                                Application to All Plans in Which Person Is a Participant for the Calendar Year.  For each calendar year, if a Participant’s Elective Contributions under this Plan together with any Other Elective Deferrals made under all other plans, contracts or arrangements of the Employer or an Affiliated Employer and Other Elective Deferrals under a plan of another employer cumulatively exceed the limitation imposed by Code Section 402(g) (as adjusted annually in accordance with the method provided in Code Section 415(d) pursuant to Regulations) for such Participant’s taxable year, the Participant may, not later than March 1st following the close of the Participant’s taxable year, notify the Administrator in writing of such excess and request that the Participant’s Elective Contributions under this Plan be reduced by an amount specified by the Participant. In such event, the Administrator may direct the Trustee to distribute such excess amount (and any income allocable to such excess amount) to the Participant not later than the first April 15th following the close of the Participant’s taxable year.

(c)                                 Distribution Procedures.  The amount of any excess to be refunded from the Plan shall be reduced, but not below zero, by any distribution of Excess Contributions attributable to such Participant pursuant to Section 13.2(a) for the Plan Year beginning with or within the calendar year.  The excess amount, adjusted for income (i.e., gain or loss), shall be distributed to the Participant by the April 15 following the calendar year of the deferral, and shall not be included as “annual additions” under Section 14.1. Any excess distributed pursuant to this Section 3.3 shall be made first from unmatched Elective Contributions and, thereafter, from Elective Contributions which is matched.  Matching Contributions which relate to such excess Elective Contributions, adjusted for gain or loss, shall be treated as a Forfeiture.  Distribution and Forfeitures arising under this Section 3.3(c) shall not include gain or loss for the “gap period,” i.e., the period between the end of the applicable calendar year and the date of distribution or forfeiture.

The Administrator shall have discretion to determine and allocate income using any of the methods set forth below:

(1)                                 Reasonable method of allocating income. The Administrator may use any reasonable method for computing the income allocable to excess Elective Contributions, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participant’s accounts. A Plan will not fail to use a reasonable method for computing the income allocable to excess Elective Contributions merely because the income allocable to Excess Deferred Compensation is determined on a date that is no more than seven (7) days before the distribution.

(2)                                 Alternative method of allocating income. The Administrator may allocate income to excess Elective Contributions for the Plan Year by multiplying the income for the Plan Year allocable to the Elective Contributions, by a fraction, the numerator of which is the excess Elective Contributions for the Employee for the Plan Year, and the

denominator of which is the sum of the account balance attributable to Elective Contributions.

(d)                                Additional Distribution Procedures.  With respect to distributions described in Section 3.3(c), for any Plan Year in which a Participant may elect both Roth Elective Deferral Contributions and Pre-Tax Elective Deferral Contributions, the Administrator may operationally implement an ordering rule procedure for the distribution of excess Elective Contributions. Matching Contributions that relate to Excess Deferred Compensation (regardless of whether such excess Elective Contributions is Pre-tax Elective Deferral Contributions or Roth Elective Deferral Contributions) shall be treated as a Forfeiture.

3.4                              Suspension of a Contribution Election.  The Administrator may amend or revoke its Payroll Withholding Agreement with any Participant at any time, if the Administrator determines that such revocation or amendment is necessary to ensure that a Participant’s “annual additions” for any Plan Year will not exceed the limitations of Article XIV or to insure that the requirements of Code Sections 401(k) and 401(m) have been satisfied with respect to the amount which may be withheld and contributed on behalf of the Highly Compensated Employees.  In connection with any such amendment or revocation, the Administrator automatically shall reinstate the Payroll Withholding Agreement with the Participant as of the first day of the following Plan Year, if the Participant is an Eligible Employee on that date.

3.5                              Contributions to the Trustee.  Pre-tax Elective Deferral Contributions and/or Roth Elective Deferral Contributions shall be paid to the Trustee in cash and posted to each Participant’s Accounts as soon as such amounts can reasonably be separated from the Participating Employer’s general assets and balanced against the specific amount made on behalf of each Participant.  However, it is the intention of the Employer that in all events such amounts shall be paid to the Trustee no more than 15 business days following the end of the month that includes the date amounts are deducted from a Participant’s Compensation (or as that maximum period may be otherwise extended by ERISA).

3.6                              Rollovers from Other Plans.

(a)                                 With the consent of the Administrator, the Plan may accept a “rollover” by Eligible Employees, provided the “rollover” will not jeopardize the tax-exempt status of the Plan or create adverse tax consequences for the Participating Employers. Prior to accepting any “rollovers” to which this Section 3.6 applies, the Administrator may require the Employee to establish that the amounts to be rolled over to this Plan meet the requirements of this Section 3.6. The Employer may instruct the Administrator, operationally and on a nondiscriminatory basis, to limit the source of rollovers that may be accepted by the Plan. The amounts rolled over shall be set up in a separate account herein referred to as a Participant’s Rollover Account. Such account shall be fully Vested at all times and shall not be subject to Forfeiture for any reason. Furthermore, any Roth Elective Deferral Contributions that are accepted as rollovers in this Plan shall be accounted for separately.

(b)                                Amounts in a Participant’s Rollover Account shall be held by the Trustee pursuant to the provisions of this Plan and may be withdrawn by, or distributed to the Participant, in whole or in part, in accordance with the terms of the Plan.

(c)                                 For purposes of this Section, the following definitions shall apply:

(1)                                 A “rollover” means: (i) amounts transferred to this Plan directly from another “eligible retirement plan;” (ii) distributions received by an Employee from other

“eligible retirement plans” which are eligible for tax-free rollover to an “eligible retirement plan” and which are transferred by the Employee to this Plan within sixty (60) days following receipt thereof; (iii) amounts transferred to this Plan from a conduit individual retirement account provided that the conduit individual retirement account has no assets other than assets which (A) were previously distributed to the Employee by another “eligible retirement plan,” (B) were eligible for tax-free rollover to an “eligible retirement plan” and (C) were deposited in such conduit individual retirement account within sixty (60) days of receipt thereof; (iv) amounts distributed to the Employee from a conduit individual retirement account meeting the requirements of clause (iii) above, and transferred by the Employee to this Plan within sixty (60) days of receipt thereof from such conduit individual retirement account; and (v) any other amounts which are eligible to be rolled over to this Plan pursuant to the Code.

(2)                                 An “eligible retirement plan” means an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b) (other than an endowment contract), a qualified trust (an employees’ trust described in Code Section 401(a) which is exempt from tax under Code Section 501(a)), an annuity plan described in Code Section 403(a), an eligible deferred compensation plan described in Code Section 457(b) which is maintained by an eligible employer described in Code Section 457(e)(1)(A), and an annuity contract described in Code Section 403(b).

ARTICLE IV
EMPLOYER CONTRIBUTIONS

4.1                              Formula for Determining Non-Elective Contributions.  For each Plan Year, the Employer may choose for any one or more of the following contributions to be contributed to the Plan:

(a)                                 Matching Contributions.  On behalf of each Participant who has made Elective Contributions for the Plan Year, the Employer may determine that Participating Employers shall contribute a Matching Contribution equal to the specified uniform percentage of each such Participant’s Elective Contributions.  The specified uniform percentage of such Matching Contribution generally shall be 100%, except in such instances where the Board or the Board’s delegate implements a prospective reduction or increase in the specified percentage of the Matching Contribution.  In all cases, in applying the Matching Contribution specified uniform percentage to a Participant’s Elective Contributions, the Board or the Board’s delegate shall, from time to time, determine the limit on the percentage of annual Compensation to be taken into account; provided, that, such percentage shall be no more than 6% of annual Compensation.

(b)                                ESOP Stock Bonus Contributions.  On behalf of all eligible Participants who have completed a Year of Service during the Plan Year, the Employer may determine that the Participating Employers shall contribute (i) a discretionary cash amount of ESOP Stock Bonus Contribution contributed to the Janus Stock Fund, or (ii) a discretionary amount of Company Stock contributed as an ESOP Stock Bonus Contribution to the Janus Stock Fund.  The following Participants who have a Year of Service during the Plan Year are eligible Participants entitled to share in the discretionary ESOP Stock Bonus Contribution: those Participants who (x) remain Employees on the last day of the Plan Year or (y) are not Employees on the last day of the Plan Year on account of termination of employment with the Employer and Affiliated Employers on or after attainment of Normal Retirement Age or as a result of Total and Permanent Disability or death.  Any discretionary ESOP Stock Bonus Contribution shall be allocated to each eligible Participant in the same proportion as such Participant’s Compensation for the Plan Year bears to the total Compensation of all eligible Participants for such Plan Year.

(c)                                 Profit Sharing Contributions.  On behalf of all eligible Participants who have completed a Year of Service during the Plan Year, the Employer may determine that the Participating Employers shall contribute a discretionary cash amount of Profit Sharing Contribution.  The following Participants who have a Year of Service during the Plan Year are eligible Participants entitled to share in the discretionary Profit Sharing Contribution: those Participants who (x) remain Employees on the last day of the Plan Year or (y) are not Employees on the last day of the Plan Year on account of termination of employment with the Employer and Affiliated Employers on or after attainment of Normal Retirement Age or as a result of Total and Permanent Disability or death.  Any discretionary Profit Sharing Contribution shall be allocated to each eligible Participant in the same proportion as such Participant’s Compensation for the Plan Year bears to the total Compensation of all eligible Participants for such Plan Year.

(d)                                Special Discretionary Contributions.  A special discretionary allocation approved by the Compensation Committee; provided, that, at the time of any such special discretionary allocation the Compensation Committee shall establish (1) whether such contributions shall be a matching contribution or employer nonelective contribution, (2) the allocation formula and (3) the eligibility criteria for receipt of the special discretionary allocation. In the event it is determined to make a Special Discretionary Contribution as a matching contribution for a Plan Year, the contribution shall be based on a formulaic percentage allocation based on a Participant’s Elective Contributions for the Plan Year. In the event it is determined to make a Special Discretionary Contribution as an employer non-elective contribution for a Plan Year, the contribution shall be credited to an eligible Participant in the same proportion as such Participant’s Compensation for the Plan Year bears to the total Compensation of all eligible Participants for the Plan Year.

4.2                              Time of Payment of Employer Contributions.  The Participating Employer may make its contribution to the Plan for a particular Plan Year at such time as the Participating Employer, in its sole discretion, determines. If the Participating Employer makes a contribution for a particular Plan Year after the close of that Plan Year, the Participating Employer will designate to the Trustee the Plan Year for which the Participating Employer is making its contribution.  While the Participating Employer may elect to contribute the Matching Contributions to the Plan on a payroll basis, the Matching Contributions shall be calculated on a Plan Year basis and, if necessary, utilize a true-up payment to the Plan for a Plan Year.

ARTICLE V
ACCOUNTS AND INVESTMENT POLICY

5.1                              Accounts.  The Administrator shall establish and maintain an individual set of Account in the name of each Participant and shall record transactions both by type of Account and Investment Fund.  Participant Account values shall be maintained in units for the investment funds and in dollars for the Loan Accounts.  Participant Account values shall be determined as of each to which the Administrator shall credit as of each Valuation Date.

5.2                              Direction of Investment.

(a)                                 Investment Direction. Subject to the provisions of this Section 5.2 and except as next provided, each Participant shall have the right to direct the investment of all of his Accounts among the Investment Funds that are available under the Plan.  Notwithstanding the preceding, subject to Section 5.3, a Participant’s ESOP Stock Bonus Account shall be entirely in the Janus Stock Fund.  Furthermore, no portion of Participant’s Accounts, other than his or her ESOP Stock Bonus Account, may be invested in the Janus Stock Fund.

(b)                                Future Contributions. Each Participant will elect the percentage of those contributions which are subject to Participant direction of investment which are to be deposited to each available Investment Fund. The timing of such election will be specified by the Administrator. Such election will remain in effect until modified. If any Participant fails to make an election by the appropriate date, he will be deemed to have elected an Investment Fund(s) as determined by the Administrator. Elections will be limited to whole percentages or whole dollar amounts.

(c)                                 Change in Investment of Existing Balances. A Participant may file an election with the Administrator to shift the aggregate amount or reasonable increments (as determined by the Administrator) of the balance of his existing Account or Accounts which are subject to Participant direction of investment among the various Investment Funds. Elections will be limited to whole percentages (or such other reasonable increments as determined by the Administrator).

(d)                                Changes in Investment Elections. Elections with respect to future contributions and/or with respect to changes in the investment of past contributions will be in writing or through such other means as may be approved by the Administrator and in a format specified by the Administrator.

(e)                                 General Powers of the Administrator. The Administrator will have the power to establish rules and guidelines as it deems necessary, desirable or appropriate with regard to the directed investment of contributions in accordance with this Section 5.2. Such rules and guidelines are intended to comply with Section 404(c) of ERISA and the regulations thereunder. Included in such powers, but not by way of limitation, are the following powers and rights.

(1)                                 To direct the Trustee to temporarily invest those contributions which are pending directed investment in an Investment Fund or in some other manner as determined by the Administrator.

(2)                                 To establish rules with regard to the transfer of all or any part of the balance of an Account or Accounts of a given Participant from one Investment Fund to another.

(3)                                 Direct the Trustee to maintain any part of the assets of any Investment Fund in cash, or in demand or short-term time deposits bearing a reasonable rate of interest, or in a short-term investment fund that provides for the collective investment of cash balances or in other cash equivalents having ready marketability, including, but not limited to, U.S. Treasury Bills, commercial paper, certificates of deposit, and similar types of short-term securities.

(4)                                 To temporarily suspend the ability of Participants to redirect the investment of their Accounts during a transfer of assets between trustees or custodians, during the replacement of funds within the Trust, or at other times deemed necessary with respect to the administration of the Plan.

Neither the Trustee nor the Administrator will be liable for any loss that results from a Participant’s exercise of control over the investment of the Participant’s Accounts. If the Participant fails to provide adequate directions, the Administrator will direct the investment of the Participant’s Account. The Administrator may establish additional rules and procedures with respect to investment election changes including, for example, the number of allowed changes per specified period, the amount of reasonable fee, if any, which will be charged to the Participant for making a change, specified dates or cutoff dates for making a change, etc.

5.3                              ESOP Stock Bonus Account, Janus Stock Fund and Diversification.  Except as provided in this Section 5.3, each Participant’s ESOP Stock Bonus Contribution Account shall be invested exclusively in the Janus Stock Fund and the Participant does not have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant’s ESOP Stock Bonus Account.

(a)                                 Each Participant who attains age 55 or older and who is or becomes 100% vested in the Participant’s ESOP Stock Bonus Account may direct the Trustee as to the investment of 100% of the value of the Participant’s Accrued Benefit attributable to Company Stock (the Eligible Accrued Benefit).

(b)                                Effective January 1, 2007, a Participant who has completed three Years of Service, a Participant who has suffered a Total and Permanent Disability, a Beneficiary of such a Participant or a Beneficiary of a deceased Participant (where the Beneficiary has an account under the Plan to which the Beneficiary is entitled to exercise the rights of a Participant) may direct the Trustee as to the investment of up to 100% of the value of the Participant’s Accrued Benefit attributable to Company Stock at any time.

(c)                                 Each Participant who elects to diversify pursuant to this Section 5.3 may direct the investment in the same manner as described in Section 5.2. Once diversified, the Participant may not direct the investment of the diversified amount to acquire Company Stock.

5.4                              Accounting.  The Administrator will maintain a set of accounts for each Investment Fund, which may include a self-directed brokerage window. The accounts of the Administrator for each Investment Fund will indicate separately the dollar amounts of all contributions made to such Investment Fund by or on behalf of each Participant from time to time. The Administrator will compute the net income from investments; net profits or losses arising from the sale, exchange, redemption, or other disposition of assets, and the pro rata share attributable to each Investment Fund of the expenses of the administration of the Plan and Trust and will debit or credit, as the case may be, such income, profits or losses, and expenses to the unsegregated balance in each Investment Fund from time to time. To the extent that the expenses of the administration of the Plan and Trust are not directly attributable to a given

Investment Fund, such expenses, as of a given Valuation Date, will be prorated among each Investment Fund; such allocation of expenses will, in general, be performed in accordance with the guidelines which are specified in this Article.

5.5                              Addition and Deletion of Investment Funds; Maintenance and Administration of Accounts.  Investment funds other than the Janus Stock Fund (“JNS Fund”) and the Janus Mutual Funds may be deleted from time to time at the direction of the Administrator, provided that the Administrator must at all times maintain an array of mutual funds other than Janus Mutual funds that constitute a “broad range of investment alternatives” within the meaning of 29 C.F.R. §2550.404c-1(b)(2)(iii)(C)(1). The JNS Fund and the Janus Mutual Funds may be removed as investment options under the Plan only by amendment of the Plan by the Employer. For each Investment Fund required by the terms of the Plan or chosen by the Administrator, the Administrator will maintain a separate set of accounts, and the Administrator shall establish guidelines for the proper administration of affected accounts when an investment fund is added or deleted, whether at the direction of the Administrator or by amendment of the Plan.

5.6                              Trading Restrictions.  The Administrator shall observe restrictions on the trading activity of the Plan Participants and Beneficiaries that are substantially the same as those imposed by the Employer on its employees or required by law in order to prevent illegal or abusive trading practices. Nothing in this Plan shall confer on a Participant or Beneficiary the right to direct assets credited to his Plan Account or to obtain a distribution from the Plan in violation of any such Plan restrictions. The observance of an compliance with any such Plan restriction shall not give rise to a blackout as that term is defined in Section 101(i)(7) of ERISA and the Department of Labor Regulation codified in 29 U.S.C. §2520.101-3(d)(1).

5.7                              Valuation Procedure.  As of each Valuation Date, the Administrator will determine from the Trustee the fair market value of each Investment Fund and will, subject to the provisions of this Article, determine the allocation of such value among the Accounts of the Participants; in doing so, the Administrator will in the following order:

(a)                                 Credit or charge, as appropriate, to the proper Accounts all contributions, payments, transfers, forfeitures, withdrawals or other distributions made to or from such Accounts since the last preceding Valuation Date and that have not been previously credited or charged.

(b)                                Credit or charge, as applicable, each Account with its pro rata portion of the appreciation or depreciation in the fair market value of each Investment Fund since the prior Valuation Date. Such appreciation or depreciation will reflect investment income, realized and unrealized gains and losses, other investment transactions and expenses paid from each Investment Fund.

5.8                              Dividends.  All dividends paid with respect to Company Stock owned by the Trust shall be paid to the Plan and reinvested in Company Stock.

ARTICLE VI
VESTING AND FORFEITURES

6.1                              Elective Contributions and Rollover Contributions.  A Participant shall be fully vested in the Participant’s Elective Contributions, Catch-Up Contributions and Rollover Contributions at all times and no portion of the Participant’s Accounts holding such contribution shall become a Forfeiture for any reason.

6.2                              Employer Contributions.

(a)                                 Matching Contributions.

(1)                                 Except with respect to an Eligible Employee who becomes a Participant on or after January 1, 2014, a Participant shall be fully Vested in the Participant’s Matching Contributions at all times and such contributions shall not be subject to Forfeiture for any reason.

(2)                                 With respect to an Eligible Employee who becomes a Participant on or after January 1, 2014, the vested percentage of the Participant’s Matching Contributions shall be determined on the basis of the Participant’s number of Years of Service according to the following schedule:

Vesting Schedule

Years of Service	Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

(b)                                ESOP Stock Bonus Contributions and Profit Sharing Contributions.  The vested percentage of a Participant’s ESOP Stock Bonus Contributions and Profit Sharing Contributions shall be determined on the basis of the Participant’s number of Years of Service according to the following schedule:

Vesting Schedule

Years of Service	Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

(c)                                 Special Discretionary Contributions.  At the time that a Special Discretionary Contribution is approved by the Compensation Committee, such committee shall provide the vesting schedule for such Special Discretionary Contribution.

(d)                                Normal Retirement Age, Death or Total and Permanent Disability.  Notwithstanding any provision of Section 6.2(a), Section 6.2(b) or Section 6.2(c), a Participant shall be fully Vested in his or her Non-Elective Accounts if his or her Employee status terminates on account of attainment of Normal Retirement Age or on account of the Participant’s death or Total and Permanent Disability. Accounts so vested shall not thereafter become a Forfeiture.

(e)                                 Notwithstanding the vesting schedule above, upon the complete discontinuance of the Contributions to the Plan or upon any full or partial termination of the Plan, all amounts then credited to the account of any affected Participant shall become 100% Vested and shall not thereafter be subject to Forfeiture.

(f)                                   The Accrued Benefit of each Participant who terminates employment with the Employer and all Affiliated Employers on account of a Job Elimination (defined below) shall be fully vested and 100% nonforfeitable. “Job Elimination” shall mean the termination of a Participant’s employment with the Employer and all Affiliated Employers as a result of the elimination of the Participant’s position in the group, division, department or branch of the Employer or Affiliated Employer in which the Participant works, because of a corporate transaction or reorganization, outsourcing, technology change, reduced work volume or another business reason. A Participant’s termination of employment with the Employer and all Affiliated Employers is not on account of a Job Elimination if the Participant’s employment is terminated due to death, disability, voluntary termination of employment, or any involuntary termination of employment initiated by an Employer or Affiliated Employer for cause, inadequate job performance or any other reason that results in the Participant’s position remaining open to be filled by a new hire.

(g)                                If a distribution is made to a Participant who has not severed employment and who is not fully Vested in the Participant’s Account and the Participant may increase the Vested percentage in such account, then, at any relevant time the Participant’s Vested portion of the account will be equal to an amount (“X”) determined by the formula:

X equals P(AB plus D) - D

For purposes of applying the formula: P is the Vested percentage at the relevant time, AB is the account balance at the relevant time, and D is the amount of distribution.

6.3                              Forfeiture of Non-Vested Amounts.  With respect to a Participant who ceases to be an Employee, the portion of the Participant’s Non-Elective Accounts that are not Vested will be forfeited on the earlier of:

(a)                                 the date of distribution of the entire Vested portion of the Participant’s Accounts under Article VII, or

(b)                                the last day of the Plan Year in which the Participant incurs five (5) consecutive 1-Year Breaks in Service; provided, however, that if a Participant is eligible to share in the allocation of Contributions or Forfeitures in the Plan Year in which the unvested amount otherwise would be forfeited, then the amount will not be forfeited until the end of the first Plan

Year for which the Participant is not eligible to share in the allocation of Contributions or Forfeitures.

As of the date unvested amounts are forfeited, such amounts will become a Forfeiture.

6.4                              Special Forfeiture Ordering Rule for Company Stock.  If a portion of a Participant’s Account is forfeited, Company Stock allocated to the Participant’s ESOP Stock Bonus Account must be forfeited only after the Participant’s other investments, not attributable to the ESOP Stock Bonus Account, have been depleted. If interest in more than one class of Company Stock has been allocated to a Participant’s Account, the Participant must be treated as forfeiting the same proportion of each such class.

6.5                              Permanent Forfeiture.  If any portion of a Participant’s Non-Elective Accounts became a Forfeiture in accordance with Section 6.3, such amount shall not be subject to restoration and shall become a permanent Forfeiture as of the date the Participant incurs five (5) consecutive 1-Year Breaks in Service.

6.6                              Restoration of Forfeiture. If any Terminated Participant becomes reemployed by the Employer or an Affiliated Employer before five (5) consecutive 1-Year Breaks in Service, and such Terminated Participant had received a distribution of the entire Vested interest prior to reemployment, then the forfeited account shall be reinstated only if the Terminated Participant repays the full amount which had been distributed. Such repayment must be made before the earlier of five (5) years after the first date on which the Participant is subsequently reemployed by the Employer or an Affiliated Employer or the close of the first period of five (5) consecutive 1-Year Breaks in Service commencing after the distribution. If a distribution occurs for any reason other than a severance of employment, the time for repayment may not end earlier than five (5) years after the date of distribution. In the event the rehired  Terminated Participant does repay the full amount distributed, the undistributed forfeited portion of the Participant’s Account must be restored in full, unadjusted by any gains or losses occurring subsequent to the Valuation Date preceding the distribution. The source for such reinstatement may be Forfeitures occurring during the Plan Year. If such source is insufficient, then the Employer will contribute an amount which is sufficient to restore any such forfeited Accounts provided, however, that if a Non-Elective Contribution is made for such year pursuant to Sections 4.1(b), 4.1(c) or 4.1(d), such contribution shall first be applied to restore any such Accounts and the remainder shall be allocated in accordance with Sections 4.1(b), 4.1(c) or 4.1(d), as applicable.

6.7                              Permitted Uses for Forfeitures. Forfeitures under the Plan shall be applied as follows:

(a)                                 Forfeitures shall first be applied to pay Plan expenses described in Section 11.11 (pertaining to Expenses of Administration). Any Plan expenses remaining after the application of Forfeitures under this Paragraph (a) shall be paid in accordance with Section 11.11 of the Plan;

(b)                                any Forfeitures remaining after the application of Paragraph (a) of this subsection shall be applied to reduce the Employer’s contribution obligation under Section 6.6 (pertaining to restoration of Participant Accounts);

(c)                                 any Forfeitures remaining after the application of Paragraphs (a) and (b) of this subsection shall be applied to reduce the Participating Employers’ Matching Contribution obligation under Section 4.1;

(d)                                any Forfeitures remaining after the application of paragraphs (a), (b) and (c) of this subsection shall be applied to reduce the Participating Employers’ contribution obligation, if any, to maintain the Plan’s qualified status and/or satisfy the Nondiscrimination requirements of the Plan;

(e)                                 any Forfeitures remaining after the application of paragraphs (a), (b), (c) and (d) of this subsection may be applied to make any Special Discretionary Contribution that the Compensation Committee or the Advisory Committee shall approve under Section 4.1; and

(f)                                   any Forfeitures remaining after the application of paragraphs (a), (b), (c), (d) and (e) of this subsection shall be treated as a Profit Sharing Contribution and allocated in accordance with Section 4.1(c).

ARTICLE VII
DISTRIBUTION OF BENEFITS TO VESTED TERMINATED PARTICIPANTS

7.1                              Election for Distribution of Benefits.  Each Terminated Participant may elect to receive distribution of his or her Vested Accounts, in accordance with Section 7.2, no later than the Terminated Participant’s Required Beginning Date.  In the absence of an affirmative election to receive his or her Plan benefits under the preceding sentence, and except as provided in Section 7.5, payment shall be deferred until the time of the Terminated Participant’s Required Beginning Date; provided, that, the Administrator shall direct the Trustee to distribute such Terminated Participant’s Account in a single sum payment at the time of the Terminated Participant’s Required Beginning Date and no consent of the Terminated Participant shall be required to make such distribution.

7.2                              Distribution of Benefits.

(a)                                 The Administrator, pursuant to the election of the Terminated Participant, shall direct the Trustee to distribute to a Terminated Participant or such Terminated Participant’s Beneficiary any amount to which the Terminated Participant is entitled under the Plan in a single sum payment. However, the single sum payment requirement shall apply independently to distributions of Company Stock and distribution of all assets other than Company Stock, so as to enable a Terminated Participant to obtain a distribution of all Company Stock in the Terminated Participant’s Account while deferring distribution of all assets other than Company Stock, or vice-versa. No partial distributions of Company Stock or assets other than Company Stock shall be allowed.

(b)                                All distributions of Company Stock in a Terminated Participant’s account shall be made in-kind in the form of Company Stock. A Terminated Participant may, however, elect to receive distributions in cash based on the fair market value of the Company Stock as of the Valuation Date corresponding to the distribution or in a combination of cash and Company Stock. Any fractional share of Company Stock shall be paid in cash.

(c)                                 Any distribution to a Terminated Participant who has a benefit which exceeds $1,000, shall require such Terminated Participant’s written (or in such other form as permitted by the Internal Revenue Service) consent if such distribution is to occur prior to the time the benefit is “immediately distributable.” A benefit is “immediately distributable” if any part of the benefit could be distributed to the Terminated Participant (or surviving spouse) before the Terminated Participant attains (or would have attained if not deceased) the Terminated Participant’s Normal Retirement Age. With regard to this required consent:

(1)                                 The Terminated Participant must be informed of the right to defer receipt of the distribution and the consequences of failing to defer receipt of the distribution. If a Terminated Participant fails to consent, it shall be deemed an election to defer the distribution of any benefit. However, any election to defer the receipt of benefits shall not apply with respect to distributions which are required under Section 7.11.

(2)                                 Notice of the rights specified under this paragraph shall be provided no less than thirty (30) days and no more than one hundred and eighty (180) days before the date the distribution is made.

(3)                                 Written (or such other form as permitted by the Internal Revenue Service) consent of the Terminated Participant to the distribution must not be made before the

Terminated Participant receives the notice and must not be made more than one hundred and eighty (180) days before the date the distribution is made.

(4)                                 No consent shall be valid if a significant detriment is imposed under the Plan on any Terminated Participant who does not consent to the distribution.

Any such distribution may occur less than thirty (30) days after the notice required under Regulation 1.411(a)-11(c) is given, provided that: (1) the Administrator clearly informs the Terminated Participant that the Terminated Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (2) the Terminated Participant, after receiving the notice, affirmatively elects a distribution.

7.3                              Effect of the Participant’s or Terminated Participant’s Death.  Upon the death of a Participant or Terminated Participant (in each event, thereafter a Terminated Participant) before his or her Required Beginning Date, the Administrator shall direct the Trustee to distribute any Vested amounts credited to the Accounts of the deceased Terminated Participant in a lump sum to his or her Beneficiary as soon as administratively feasible following the Terminated Participant’s death in accordance with procedures prescribed by the Administrator.  Notwithstanding the preceding, payment to a Beneficiary must be completed by the end of the calendar year that contains the fifth anniversary of the Terminated Participant’s death, except that if the surviving spouse is the Beneficiary, payments need not begin until the end of the calendar year in which the Terminated Participant would have attained age 70½, if later.  If the Terminated Participant and the surviving spouse who is the Beneficiary die before payment of the Participant’s Vested amount has commenced, the spouse shall be treated as the Terminated Participant in applying these rules.

7.4                              Beneficiary Designation.  In accordance with procedures prescribed by the Administrator, each Participant or Terminated Participant may complete a beneficiary designation form indicating the Beneficiary who is to receive the Vested amounts credited to the Accounts of the Participant or Terminated Participant at the time of his or her death.  Such designation may be changed from time to time.  A Participant’s spouse, however, shall be the sole primary Beneficiary unless the Participant’s Beneficiary designation includes Spousal Consent for another or a different Beneficiary.  If no proper designation is in effect at the time of a Terminated Participant’s death or if the Beneficiary does not survive the Terminated Participant, the Beneficiary shall be, in the order listed:

(1)                                 the Terminated Participant’s surviving spouse;

(2)                                 the Terminated Participant’s children, including adopted children, per stirpes;

(3)                                 the Terminated Participant’s surviving parents in equal shares; or

(4)                                 the Terminated Participant’s estate.

If the Beneficiary does not predecease the Terminated Participant, but dies prior to distribution of the death benefit, the death benefit will be paid to the Beneficiary’s designated Beneficiary (or if there is no designated Beneficiary, to the Beneficiary’s estate).

7.5                              Automatic Cash Out of Small Account.  At the time that a Participant becomes a Terminated Participant, if the balance under all of his or her Accounts is $1,000 or less, the Administrator shall direct the Trustee to distribute such Terminated Participant’s Account in a single sum payment as soon as administratively feasible to the Terminated Participant or the Beneficiary of the Terminated Participant, as applicable, in accordance with procedures prescribed by the Administrator, and no consent of the Terminated Participant or Beneficiary shall be required to make this distribution.  A Rollover Account shall not be considered as part of a Terminated Participant’s Account in determining whether the $1,000 threshold has been exceeded; but shall be included as part of the distribution of such Account.

7.6                              Distribution for Minor or Incompetent Individual.  In the event a distribution is to be made to a minor or incompetent individual, then the Administrator may direct that such distribution be paid to the legal guardian, or if none in the case of a minor Beneficiary, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains residence, or to the custodian for such Beneficiary under the Uniform Gift to Minors Act or Gift to Minors Act, if such is permitted by the laws of the state in which said Beneficiary resides. Such a payment to the legal the guardian, custodian or parent of a minor or incompetent individual shall fully discharge the Trustee, Employer and Plan from further liability on account thereof.

7.7                              Location of Terminated Participant or Beneficiary Unknown.  In the event that all, or any portion, of the distribution payable to a Terminated Participant at the time of his or her Required Beginning Date or payable to the Beneficiary at the time otherwise required under the Plan shall remain unpaid solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Terminated Participant or Beneficiary, the amount so distributable may either, at the discretion of the Administrator, be treated as a Forfeiture or paid directly to an individual retirement account described in Code Section 408(a) or individual retirement annuity described in Code Section 408(b) pursuant to the Plan.  However, the foregoing shall also apply at the time that a Participant becomes a Terminated Participant if, pursuant to the terms of the Plan, a mandatory distribution may be made to the Terminated Participant without the Terminated Participant’s consent and the amount of such distribution is not more than $1,000.  In the event a Terminated Participant or Beneficiary is located subsequent to a Forfeiture, such benefit shall be restored, first from Forfeitures, if any, and then from an additional Employer contribution if necessary.  However, regardless of the preceding, a benefit which is lost by reason of escheat under applicable state law is not treated as a Forfeiture for purposes of this Section nor as an impermissible forfeiture under the Code.

7.8                              Corrective Distributions.  Nothing in this Plan shall preclude the Administrator from making a distribution to a Participant to the extent such distribution is made to correct a qualification defect in accordance with the correction procedures under the IRS’s Employee Plans Compliance Resolution System or any other voluntary compliance programs.

7.9                              Qualified Reservist Distributions.  This Plan does not permit a Participant to elect a “qualified reservist distribution” as described in Code Section 72(t)(2)(G)(iii).

7.10                       Direct Rollover.

(a)                                 Notwithstanding any provision of the Plan to the contrary that would otherwise limit a “distributee’s” election under this Section 7.10, a “distributee” may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an “eligible rollover distribution” that is equal to at least $500 paid directly to an “eligible retirement plan” specified by the “distributee” in a “direct rollover.”

(b)                                For purposes of this Section 7.10 the following definitions shall apply:

(1)                                 An “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the “distributee,” except that an “eligible rollover distribution” does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the “distributee” or the joint lives (or joint life expectancies) of the “distributee” and the “distributee’s” designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any other distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); any hardship distribution; and any other distribution that is reasonably expected to total less than $200 during a year.  A portion of a distribution shall not fail to be an “eligible rollover distribution” merely because the portion consists of Roth Elective Deferral Contributions which are not includible in gross income; provided, however, that such portion which is not includible in gross income may be transferred only to the following “eligible retirement plans”: (A) an individual retirement account or annuity described in Code Section 408(a) or (b), (B) a qualified defined contribution plan described in Code Sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible, (C) to a qualified trust or to an annuity contract described in Code Section 403(b), if such trust or contract provides for separate accounting for amounts so transferred (including interest thereon) including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includible, or (D) a Roth IRA described in Code Section 408A.

(2)                                 An “eligible retirement plan” is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b) (other than an endowment contract), a Roth IRA described in Code Section 408A, a qualified trust (an employees’ trust) described in Code Section 401(a) which is exempt from tax under Code Section 501(a), an annuity plan described in Code Section 403(a), an eligible deferred compensation plan described in Code Section 457(b) which is maintained by an eligible employer described in Code Section 457(e)(1)(A), and an annuity contract described in Code Section 403(b), that accepts the “distributee’s” “eligible rollover distribution.”

(3)                                 A “distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are “distributees” with regard to the interest of the spouse or former spouse.  A non-spouse Beneficiary who is a “designated beneficiary” under Code Section 401(a)(9)(E) and the regulations thereunder, by a “direct rollover,” may roll over all or any portion of his or her distribution to an individual retirement account the Beneficiary establishes for purposes of receiving the distribution, provided, the distribution otherwise satisfies the definition of an “eligible rollover distribution.”  If the Terminated Participant’s named Beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated Beneficiary within the meaning of Code Section 401(a)(9)(E).

(4)                                 A “direct rollover” is a payment by the Plan to the “eligible retirement plan” specified by the “distributee.”

7.11                       Required Minimum Distributions (Code Section 401(a)(9)).  Notwithstanding any provision in the Plan to the contrary, the distribution of a Participant’s , Terminated Participant’s or Beneficiary’s benefits shall be made in accordance with the final Regulations under Code Section 401(a)(9), which regulations are incorporated into the Plan by reference and shall override any inconsistent provisions of the Plan.

ARTICLE VIII
IN-SERVICE DISTRIBUTION OF BENEFITS TO PARTICIPANTS

8.1                              Age 59 1/2 Distribution.  Unless otherwise provided, on or after such time as a Participant shall have attained the age of 59 1/2 years, the Administrator, at the election of the Participant who has not severed employment with the Employer and Affiliated Employers, shall direct the Trustee to distribute all or a portion of the amount then credited to the accounts maintained on behalf of the Participant.  However, no distribution from a segregated portion of the Participant’s account shall occur prior to 100% vesting of such segregated portion.  Any distribution made pursuant to this Section 8.1 shall be made in a manner consistent with Section 7.2, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder.

Notwithstanding the above, pre-retirement distributions from a Participant’s Elective Account shall not be permitted prior to the Participant attaining age 59 1/2 except as otherwise permitted under the terms of the Plan.

8.2                              Distributions from Rollover Account.  A Participant who has not severed employment with the Employer and Affiliated Employers may elect, not more frequently than twice per Plan Year, to have the Administrator direct the Trustee to distribute all or a portion of the amount then credited to the Rollover Account maintained on behalf of the Participant.

8.3                              Advance Distribution for Hardship.

(a)                                 The Administrator, at the election of the Participant, shall direct the Trustee to distribute to any Participant in any one Plan Year up to the lesser of 100% of the Participant’s Elective Contributions valued as of the last Valuation Date or the amount necessary to satisfy the immediate and heavy financial need of the Participant. Any distribution made pursuant to this Section 8.3 shall be deemed to be made as of the first day of the Plan Year or, if later, the Valuation Date immediately preceding the date of distribution, and the Participant’s Elective Contributions shall be reduced accordingly. Withdrawal under this Section 8.3 shall be authorized if the distribution is on account of:

(1)                                 Expenses for (or necessary to obtain) medical care that would be deductible under Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);

(2)                                 Costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;

(3)                                 Payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Code Section 152, and without regard to Code Section 152(d)(1)(B));

(4)                                 Payment of tuition, related educational fees, and room and board expenses, for up to the next twelve (12) months of post-secondary education for the Participant, and the Participant’s spouse, children, or dependents (as defined in Code Section 152, and without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B));

(5)                                 Payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence;

(6)                                 Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income);

(7)                                 An immediate and heavy financial need of the Participant provided that the Administrator applies the need to all Participants in a uniform and nondiscriminatory manner; or

(8)                                 An immediate and heavy financial need of the Participant’s primary Beneficiary under the Plan, that would constitute a hardship event if it occurred with respect to the Participant’s spouse or dependent as defined under Code Section 152 (such hardship events being limited to educational expenses, funeral expenses and certain medical expenses).  For purposes of this provision, a Participant’s “primary Beneficiary under the Plan” is an individual who is named as a Beneficiary under the Plan and has an unconditional right to all or a portion of the Participant’s account balance under the Plan upon the Participant’s death.

(b)                                No distribution shall be made pursuant to this Section 8.3 unless the Administrator determines, based upon all relevant facts and circumstances, that the amount to be distributed is not in excess of the amount required to relieve the financial need and that such need cannot be satisfied from other resources reasonably available to the Participant. For this purpose, the Participant’s resources shall be deemed to include those assets of the Participant’s spouse and minor children that are reasonably available to the Participant. The amount of the immediate and heavy financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. A distribution may be treated as necessary to satisfy a financial need if the Administrator relies upon the Participant’s representation that the need cannot be relieved:

(1)                                 Through reimbursement or compensation by insurance or otherwise;

(2)                                 By reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself increase the amount of the need;

(3)                                 By cessation of elective deferrals under the Plan; or

(4)                                 By other distributions or loans from the Plan or any other qualified retirement plan, or by borrowing from commercial sources on reasonable commercial terms, to the extent such amounts would not themselves increase the amount of the need.

(c)                                 Notwithstanding the above, distributions from the Participant’s Elective Account pursuant to this Section 8.3 shall be limited solely to the Participant’s total Elective Contributions as of the date of distribution (and not take into account earnings on those Contributions), reduced by the amount of any previous distributions pursuant to this Section 8.3 and Section 8.1.

(d)                                Any distribution made pursuant to this Section shall be made exclusively in cash.  Otherwise, any distribution made pursuant to this Section shall be made in a manner which is consistent with and satisfies the provisions of Sections 7.2, including, but not limited to, all notice and consent requirements of Code Section 411(a)(11) and the Regulations thereunder.

(e)                                 Upon making a hardship withdrawal, a Participant shall be suspended from making any Elective Contributions to the Plan (or any contribution to any other qualified or nonqualified deferred compensation or stock option or stock purchase plan maintained by the Employer or an Affiliated Employer) for a period of six months from the date the hardship withdrawal payment is made.

ARTICLE IX
LOANS TO PARTICIPANTS

9.1                              Loans to Participants.  Loans to Participants are permitted pursuant to uniform and nondiscriminatory standards established by the Committee in a written loan policy; provided, however, that a Participant who is no longer an Employee or to a Beneficiary shall not be eligible for a Plan loan.  A Participant may have one (1) loan outstanding at any time.  Notwithstanding the foregoing sentence, prior to January 1, 2013, a Participant was permitted to have two (2) loans outstanding at any time, so all loans outstanding prior to January 1, 2013 will be grandfathered and continue to be outstanding pursuant to their terms in effect as of December 31, 2012.  Each loan shall be evidenced by a promissory note, secured only by the portion of the Participant’s Account from which the loan is made, and the Plan shall have a lien on such portion of his or her Account.  The interest rate charged on Participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Committee, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances.  The Committee may impose a loan application fee and/or loan maintenance fee provided such fees are imposed on a uniform and nondiscriminatory basis.  The Committee reserves the right to cease making loans at any time without prior notice to Participants.

ARTICLE X
VOTING COMPANY STOCK

10.1                       Voting Company Stock.  Each Participant or Beneficiary that has Company Stock allocated to the ESOP Stock Bonus Account of such Participant or Beneficiary shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not vote) that number of shares of Company Stock credited to the Participant’s ESOP Stock Bonus Account (Vested and not vested).  Directions from a Participant or Beneficiary to the Trustee concerning the voting of Company Stock shall be communicated in writing, or by such other means as agreed to by the Trustee and the Employer.  Upon its receipt of the directions, the Trustee shall vote the shares of Company Stock as directed by the Participant or Beneficiary.  Except as otherwise required by law, the Trustee shall vote shares of Company Stock credited to a Participant’s Account for which the Trustee has received no direction from the Participant or Beneficiary in the same proportion on each issue as it votes those shares credited to the Participants’ Accounts for which it received voting directions from Participants and Beneficiaries.

Except as otherwise required by law, the Trustee shall vote that number of shares of Company Stock not credited to the Participants’ Accounts in the same proportion on each issue as it votes those shares credited to Participants’ Accounts for which it received voting directions from Participants and Beneficiaries.

ARTICLE XI
ADMINISTRATION

11.1                       Administrator. The Administrator will have the responsibility for the general supervision and administration of the Plan and will be a fiduciary of the Plan. The Employer may, by Written Resolution, appoint one or more individuals to serve as Administrator, including in the form of an Advisory Committee. If the Employer does not appoint an individual or individuals as Administrator, the Employer will function as Administrator. The Employer may at any time, with or without cause, remove an individual as Administrator or substitute another individual therefor.

11.2                       Powers and Duties of the Administrator.  The Administrator will be charged with and will have delegated to it the full power, duty, authority and discretion to interpret and construe the provisions of this Plan, to determine its meaning and intent and to make application thereof to the facts of any individual case; to determine in its discretion the rights and benefits of Participants and the eligibility of Employees; to give necessary instructions and directions to the Trustee and the Insurer as herein provided or as may be requested by the Trustee and the Insurer from time to time; to resolve all questions of fact relating to any of the foregoing; and generally to direct the administration of the Plan according to its terms. All decisions of the Administrator in matters properly coming before it according to the terms of this Plan, and all actions taken by the Administrator in the proper exercise of its administrative powers, duties and responsibilities, will be final and binding upon all Affiliated Employers, Employees, Participants and Beneficiaries and upon any person having or claiming any rights or interest in this Plan. The Administrator may engage agents to assist it and may engage legal counsel who may be counsel for the Employer.

The Plan Administrator shall from time to time provide to the Trustee written investment policies that, consistent with the terms of the Plan, set forth the Plan’s investment objectives and guidelines, including trading restrictions to prevent illegal or abusive practices.

The Employer and the Administrator will make and receive any reports and information, and retain any records necessary or appropriate to the administration of this Plan or to the performance of duties hereunder or to satisfy any requirements imposed by law. In the performance of its duties, the Administrator will be entitled to rely on information duly furnished by any Employee, Participant or Beneficiary or by a Participating Employer or the Trustee.

11.3                       Actions of the Administrator.  The Administrator may adopt such rules as it deems necessary, desirable or appropriate with respect to the conduct of its affairs and the administration of the Plan. Whenever any action to be taken in accordance with the terms of the Plan requires the consent or approval of the Administrator, or whenever an interpretation is to be made of the terms of the Plan, the Administrator will act in a uniform and non-discriminatory manner, treating all Employees and Participants in similar circumstances in a like manner. If the Administrator is a group of individuals, all of its decisions will be made by a majority vote. The Administrator will have the authority to employ one or more persons to render advice or services with regard to the responsibilities of the Administrator, including but not limited to attorneys, actuaries, and accountants. The Administrator will have the authority to delegate its responsibilities under the Plan to appropriate individuals or entities to act on behalf of the Administrator. Any persons employed to render advice or services will have no fiduciary responsibility for any ministerial functions performed with respect to this Plan.

11.4                       Reliance on Administrator and Employer.  Until the Employer gives notice to the contrary, the Trustee and any persons employed to render advice or services will be entitled to rely on the designation of Administrator that has been furnished to them. If the Administrator is a group of individuals, unless otherwise specified, any one of such individuals will be authorized to sign documents on behalf of the Administrator and such authorized signatures will be recognized by all persons dealing with the Administrator.

The Trustee and any persons employed to render advice or services may take cognizance of any rules established by the Administrator and rely upon them until notified to the contrary.

11.5                       Reports to Participants.  The Administrator will report in writing to a Participant his Accrued Benefit under the Plan and the Vested percentage of such benefit when the Participant terminates his employment or reasonably requests such a report in writing from the Administrator. To the extent required by law or regulation, the Administrator will annually furnish to each Participant, and to each Beneficiary receiving benefits, a report that fairly summarizes the Plan’s most recent report.

11.6                       Bond.  The Administrator and other fiduciaries of the Plan will be bonded to the extent required by ERISA or other applicable law. No additional bond or other security for the faithful performance of any duties under this Plan will be required.

11.7                       Compensation of Administrator. The compensation of the Administrator will be left to the discretion of the Employer; no person who is receiving full pay from the Employer will receive compensation for services as Administrator. All reasonable and necessary expenses incurred by the Administrator in supervising and administering the Plan will be paid from the Plan assets by the Trustee at the direction of the Administrator to the extent directed by the Employer.

11.8                       Claims Procedure.  The Administrator will make all determinations as to the rights of any Employee, Participant, Beneficiary or other person under the terms of this Plan. Any Employee, Participant or Beneficiary, or person claiming under them, may make claim for benefit under this Plan by filing written notice with the Administrator setting forth the substance of the claim. If a claim is wholly or partially denied, the claimant will have the opportunity to appeal the denial upon filing with the Administrator a written request for review within 60 days after receipt of notice of denial. In making an appeal the claimant may examine pertinent Plan documents and may submit issues and comments in writing. Denial of a claim or a decision on review will be made in writing by the Administrator delivered to the claimant within 60 days after receipt of the claim or request for review, unless special circumstances require an extension of time for processing the claim or review, in which event the Administrator’s decision must be made as soon as possible thereafter but not beyond an additional 60 days. If no action on an initial claim is taken within 120 days, the claims will be deemed denied for purposes of permitting the claimant to proceed to the review stage. The denial of a claim or the decision on review will specify the reasons for the denial or decision and will make reference to the pertinent Plan provisions upon which the denial or decision is based. The denial of a claim will also include a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the claim review procedure herein described. The Administrator will serve as an agent for service of legal process with respect to the Plan unless the Employer, through Written Resolution, appoints another agent.

11.9                       Unclaimed Benefits.  If a Participant or Beneficiary is entitled to a distribution from the Plan, the Participant or Beneficiary will be responsible for providing the Administrator with his current address. If the Administrator notifies the Participant or Beneficiary by registered mail (return receipt requested) at his last known address that he is entitled to a distribution and also notifies him of the provisions of this paragraph, and the Participant or Beneficiary fails to claim his benefits under the Plan or provide his current address to the Administrator within one year after such notification, the distributable amount will be forfeited and used to reduce the cost of the Plan. If the Participant or Beneficiary is subsequently located, such benefit will be restored.

11.10                Fiduciary Responsibility.  The Trustee will be solely responsible for its own acts or omissions. The Trustee will not have duty to question any other fiduciary’s performance of duties allocated to such other fiduciary pursuant to the Plan. If the Plan permits the appointment of additional trustees of separate Trust Funds under the Plan, each will have no duties or responsibilities for Plan assets held by another trustee.

Nothing contained in this Section 11.10 will preclude any agreement allocating specific responsibilities or obligations among the co-fiduciaries provided that the agreement does not violate any of the terms and provisions of this Plan or the requirements of applicable laws.

11.11                Expenses of Administration.  The Employer does not and will not guarantee the Plan assets against loss. All Expenses of Administration identified in Subsection (a) of this Section shall first be charged against Forfeitures arising under Section 6.7(a).  If any Forfeitures remain after the payment of Expenses of Administration identified in subsection (a), such Forfeitures shall be allocated in accordance with Section 6.7 and used to pay Expenses of Administration identified in subsection (b) of this Section. The Employer, in its sole discretion, may pay any portion of the Expenses of Administration remaining after the application of the Forfeitures.

Expenses of Administration remaining after the application of Forfeitures shall be paid by the Employer.

(a)                                 Expenses of Administration shall include ordinary and necessary expenses associated with maintaining and administering the Plan, including, without limitation, the fees or expenses of administrators, record keepers, consultants, advisers, accountants and attorneys in connection therewith; expenses incurred for maintaining the tax qualified status of the Plan; and taxes, if any, imposed upon the Plan.

(b)                                Except with respect to Participant-directed Account transactions, which may be assessed against and paid directly from the Participant’s Account, and except with respect to the purchase of shares to be held by the JNS Fund, which may be assessed against and paid out of the Discretionary ESOP Contribution giving rise to the purchase, Expenses of Administration shall also include fees, charges or commissions with respect to the purchase and sale of Plan assets (subject to the investment policies of the Plan).

11.12                Distribution Authority.  If any person entitled to receive payment under this Plan is a minor, declared incompetent or is under other legal disability, the Administrator may, in its sole discretion, direct the Trustee to:

(a)                                 Distribute directly to the person entitled to the payment;

(b)                                Distribute to the legal guardian or, if none, to a parent of the person entitled to payment or to a responsible adult with whom the person entitled to payment maintains his residence;

(c)                                 Distribute to a custodian for the person entitled to payment under the Uniform Gifts to Minors Act if permitted by the laws of the state in which the person entitled to payment resides; or

(d)                                Withhold distribution of the amount payable until a court of competent jurisdiction determines the rights of the parties thereto or appoints a guardian of the estate of the person entitled to payment.

If there is any dispute, controversy or disagreement between any Beneficiary or person and any other person as to who is entitled to receive the benefits payable under this Plan, or if the Administrator is uncertain as to who is entitled to receive benefits, or if the Administrator is unable to locate the person who is entitled to benefits, the Administrator may with acquittance interplead the funds into a court of competent jurisdiction in the judicial district in which the Employer maintains its principal place of business and, upon depositing the funds with the clerk of the court, be released from any further responsibility for the payment of the benefits. If it is necessary for the Administrator to retain legal counsel or incur any expense in determining who is entitled to receive the benefits, whether or not it is necessary to institute court action, the Administrator will be entitled to reimbursement from the benefits for the amount of its reasonable costs, expenses and attorneys’ fees incurred.

11.13                Member’s Compensation, Expenses.  The Employer may appoint an Advisory Committee to administer the Plan, the members of which may or may not be Participants in the Plan, or which may be the Administrator acting alone. The members of the Advisory Committee will serve without compensation for services as such, but the Employer will pay all expenses of the Advisory Committee, including the expense for any bond required under ERISA.

11.14                Term.  Each member of the Advisory Committee serves until the appointment of his successor.

11.15                Powers.  In case of a vacancy in the membership of the Advisory Committee, the remaining members of the Advisory Committee may exercise any and all of the powers, authority, duties and discretion conferred upon the Advisory Committee pending the filling of the vacancy.

11.16                General.  The Advisory Committee, in its sole and absolute discretion, shall have all powers necessary to discharge its duties under this Plan including, without limitation, the following:

(a)                                 To select a Secretary, who need not be a member of the Advisory Committee;

(b)                                To determine the rights of eligibility of an Employee to participate in the Plan, the value of a Participant’s Accrued Benefit and the Nonforfeitable percentage of each Participant’s Accrued Benefit;

(c)                                 To adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan provided the rules are not inconsistent with the terms of this Plan;

(d)                                To construe and enforce the terms of the Plan and the rules and regulations it adopts, including interpretation of the Plan documents, and documents related to the Plan’s operation, and its decisions shall be final and binding on all interested persons;

(e)                                 To direct the Trustee as respects the crediting and distribution of the Trust;

(f)                                   To review and render decisions respecting a claim for (or denial of a claim for) a benefit under the Plan;

(g)                                To furnish the Employer with information which the Employer or any Participating Employer may require for tax or other purposes;

(h)                                 To engage the service of agents whom it may deem advisable to assist it with the performance of its duties; and

(i)                                     To engage the services of an Investment Manager or Managers (as defined in ERISA Section 3(38)), each of whom will have full power and authority to manage, acquire or dispose (or direct the Trustee with respect to acquisition or disposition) of any Plan asset under its control.

The Advisory Committee must exercise all of its powers, duties and discretion under the Plan in a uniform and nondiscriminatory manner.

11.17                Funding Policy.  The Advisory Committee will review, not less often than annually, all pertinent Employee information and Plan data in order to establish the funding policy of the Plan and to determine the appropriate methods of carrying out the Plan’s objectives. The Advisory Committee must communicate periodically, as it deems appropriate, to the Trustee and to any Plan Investment Manager the Plan’s short-term and long-term financial needs so investment policy can be coordinated with Plan financial requirements.

11.18                Manner Of Action.  The decision of a majority of the members appointed and qualified controls.

11.19                Authorized Representative.  The Advisory Committee may authorize any person, whether or not such person is a member of the Advisory Committee, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters or other documents. The Advisory Committee must evidence this authority by an instrument signed by all members and filed with the Trustee.

11.20                Interested Member.  No member of the Advisory Committee may decide or determine any matter concerning the distribution, nature or method of settlement of his own benefits under the Plan, except in exercising an election available to that member in his capacity as a Participant, unless the Administrator is acting alone in the capacity of the Advisory Committee.

11.21                Investment Manager.  The Administrator shall have the right to appoint an Investment Manager for all or any part of the assets of the Trust Fund as the Administrator shall designate, provided that any firm so appointed shall be and continue qualified to act as such in accordance with ERISA. The Administrator may remove any Investment Manager at any time, and need not specify any cause for such removal.

ARTICLE XII
AMENDMENT, TERMINATION AND MERGERS

12.1                       Amendment.

(a)                                 The Employer shall have the right at any time to amend this Plan subject to the limitations of this Section. However, any amendment which affects the rights, duties or responsibilities of the Trustee or Administrator, may only be made with the Trustee’s or Administrator’s written consent. Any such amendment shall become effective as provided therein upon its execution. The Trustee shall not be required to execute any such amendment unless the amendment affects the duties of the Trustee hereunder.

(b)                                No amendment to the Plan shall be effective if it authorizes or permits any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to any purpose other than for the exclusive benefit of the Participants or their Beneficiaries or estates; or causes any reduction in the amount credited to the account of any Participant; or causes or permits any portion of the Trust Fund to revert to or become property of a Participating Employer.

(c)                                 Except as permitted by Regulations (including Regulation 1.411(d)-4) or other IRS guidance, no Plan amendment or transaction having the effect of a Plan amendment (such as a merger, plan transfer or similar transaction) shall be effective if it eliminates or reduces any “Section 411(d)(6) protected benefit” or adds or modifies conditions relating to “Section 411(d)(6) protected benefits” which results in a further restriction on such benefit unless such “Section 411(d)(6) protected benefits” are preserved with respect to benefits accrued as of the later of the adoption date or effective date of the amendment. “Section 411(d)(6) protected benefits” are benefits described in Code Section 411(d)(6)(A), early retirement benefits and retirement-type subsidies, and optional forms of benefit.

12.2                       Termination.

(a)                                 Except as addressed in Section 12.2(b) with respect to the Employer, any Participating Employer shall be permitted to discontinue or revoke its participation in the Plan at any time. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed shall be delivered to the Employer. The Employer shall thereafter direct the Trustee to transfer, deliver and assign contracts and other Trust Fund assets allocable to the Participants of such Participating Employer to such new trustee as shall have been designated by such Participating Employer, in the event that it has established a separate qualified retirement plan for its Employees; provided, however, that no such transfer shall be made if the result is the elimination or reduction of any “Section 411(d)(6) protected benefits” as described in Section 12.1(c). If no successor is designated, the Trustee shall retain such assets for the Employees of said Participating Employer pursuant to the provisions of the Plan hereof. In no such event shall any part of the corpus or income of the Trust as it relates to such Participating Employer be used for or diverted for purposes other than for the exclusive benefit of the Employees of such Participating Employer.

(b)                                The Employer shall have the right at any time to terminate the Plan by delivering to the Trustee and Administrator written notice of such termination. Upon any full or partial termination, all amounts credited to the affected Participants’ Accounts shall become 100% Vested and shall not thereafter be subject to forfeiture, and all unallocated amounts, including

Forfeitures, shall be allocated to the accounts of all Participants in accordance with the provisions hereof.

(c)                                 Upon the full termination of the Plan, the Employer shall direct the distribution of the assets of the Trust Fund to Participants in a manner which is consistent with and satisfies the provisions of Sections 7.2.  Except as permitted by Regulations, the termination of the Plan shall not result in the reduction of “Section 411(d)(6) protected benefits” in accordance with Section 12.1(c).

(d)                                For purposes of determining whether the Employer maintains an alternative defined contribution plan (described in Regulation 1.401(k)-1(d)(4)(i)) that would prevent the Employer from distributing elective deferrals (and other amounts, such as an Employer Qualified Non-Elective Contribution, that are subject to the distribution restrictions that apply to Pre-tax Elective Deferral Contributions) upon the Plan’s termination, an alternative defined contribution plan does not include an employee stock ownership plan defined in Code Section 4975(e)(7) or Section 409(a), a simplified employee pension as defined in Code Section 408(k), a SIMPLE IRA plan as defined in Code Section 408(p), a plan or contract that satisfies the requirements of Code Section 403(b) or a plan that is described in Code Section 457(b) or Section 457(f).

12.3                       Merger, Consolidation or Transfer of Assets.  This Plan and Trust may be merged or consolidated with, or its assets and/or liabilities may be transferred to any other plan and trust only if the benefits which would be received by a Participant of this Plan, in the event of a termination of the Plan immediately after such transfer, merger or consolidation, are at least equal to the benefits the Participant would have received if the Plan had terminated immediately before the transfer, merger or consolidation, and such transfer, merger or consolidation does not otherwise result in the elimination or reduction of any “Section 411(d)(6) protected benefits” in accordance with Section 12.1(c).

ARTICLE XIII
ADP AND ACP TESTS

13.1                       Actual Deferral Percentage Tests.

(a)                                 Maximum Annual Allocation: For each Plan Year, the annual allocation derived from Elective Contributions to a Highly Compensated Participant’s Elective Account shall satisfy one of the following tests:

(1)                                 The “Actual Deferral Percentage” for the Highly Compensated Participant group shall not be more than the “Actual Deferral Percentage” of the Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group) multiplied by 1.25, or

(2)                                 The excess of the “Actual Deferral Percentage” for the Highly Compensated Participant group over the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group) shall not be more than two percentage points. Additionally, the “Actual Deferral Percentage” for the Highly Compensated Participant group shall not exceed the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group) multiplied by 2. The provisions of Code Section 401(k)(3) and Regulation 1.401(k)-1(b) are incorporated herein by reference.

(b)                                For the purposes of this Section, “Actual Deferral Percentage” means, with respect to the Highly Compensated Participant group and Non-Highly Compensated Participant group for a Plan Year, the average of the ratios, calculated separately for each Participant in such group, of the amount of Elective Contributions (less Catch-Up Contributions) allocated to each Participant’s Elective Account for such Plan Year, to such Participant’s “414(s) Compensation” for such Plan Year. The actual deferral ratio for each Participant and the “Actual Deferral Percentage” for each group shall be calculated to the nearest one-hundredth of one percent. Elective Contributions (less Catch-Up Contributions) allocated to each Non-Highly Compensated Participant’s Elective Account shall be reduced by excess Elective Contributions arising under Section 3.3 to the extent such excess amounts are made under this Plan or any other plan maintained by the Employer or an Affiliated Employer.

Notwithstanding the above, if the prior year testing method is used to calculate the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group for the first Plan Year of this amendment and restatement, the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group for the preceding Plan Year shall be calculated pursuant to the provisions of the Plan then in effect.

(c)                                 For the purposes of Sections 13.1(a) and 13.2, a Highly Compensated Participant and a Non-Highly Compensated Participant shall include any Employee eligible to make a deferral election pursuant to Section 3.1, whether or not such deferral election was made or suspended pursuant to Section 3.1.

Notwithstanding the above, if the prior year testing method is used to calculate the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group for the first Plan Year of this amendment and restatement, for purposes of Section 13.1(a) and 13.2, a Non-Highly Compensated Participant shall include any such Employee eligible to make a deferral election, whether or not such deferral election was made or suspended, pursuant to the provisions of the Plan in effect for the preceding Plan Year.

(d)                                For purposes of this Section and Code Sections 401(a)(4), 410(b) and 401(k), this Plan may not be combined with any other plan.

(e)                                 For the purpose of this Section, when calculating the “Actual Deferral Percentage” for the Non-Highly Compensated Participant group, the current year testing method shall be used. Any change from the current year testing method to the prior year testing method shall be made pursuant to Internal Revenue Service Notice 98-1, Section VII (or superseding guidance), the provisions of which are incorporated herein by reference.

(f)                                   Notwithstanding anything in this Section to the contrary, the provisions of this Section 13.1 and Section 13.2 may be applied separately (or will be applied separately to the extent required by Regulations) to each “plan” within the meaning of Regulation Section 1.401(k)-6. Furthermore, the provisions of Code Section 401(k)(3)(F) may be used to exclude from consideration all Non-Highly Compensated Employees who have not satisfied the minimum age and service requirements of Code Section 410(a)(1)(A). For purposes of applying this provision, the Administrator may use any effective date of participation that is permitted under Code Section 410(b) provided such date is applied on a consistent and uniform basis to all Participants.

(g)                                Notwithstanding the preceding, Qualified Nonelective Contributions cannot be taken into account in determining the Actual Deferral Ratio (ADR) for a Plan Year for a Non-Highly Compensated Employee (NHCE) to the extent such contributions exceed the product of that NHCE’s Code Section 414(s) compensation and the greater of five percent (5%) or two (2) times the Plan’s “representative contribution rate.” Any Qualified Nonelective Contribution taken into account under an Actual Contribution Percentage (ACP) test under Regulation Section 1.401(m)-2(a)(6) (including the determination of the representative contribution rate for purposes of Regulation Section 1.401(m)-2(a)(6)(v)(B)), is not permitted to be taken into account for purposes of this Section (including the determination of the “representative contribution rate” under this Section). For purposes of this Section:

(1)                                 The Plan’s “representative contribution rate” is the lowest “applicable contribution rate” of any eligible NHCE among a group of eligible NHCEs that consists of half of all eligible NHCEs for the Plan Year (or, if greater, the lowest “applicable contribution rate” of any eligible NHCE who is in the group of all eligible NHCEs for the Plan Year and who is employed by a Participating Employer on the last day of the Plan Year), and

(2)                                 The “applicable contribution rate” for an eligible NHCE is the sum of the Qualified Matching Contributions (as defined in Regulation Section 1.401(k)-6) taken into account in determining the ADR for the eligible NHCE for the Plan Year and the Qualified Nonelective Contributions made for the eligible NHCE for the Plan Year, divided by the eligible NHCE’s Code Section 414(s) compensation for the same period.

Notwithstanding the above, Qualified Nonelective Contributions that are made in connection with a Participating Employer’s obligation to pay prevailing wages under the Davis-Bacon Act (46 Stat. 1494), Public Law 71-798, Service Contract Act of 1965 (79 Stat. 1965), Public Law 89-286, or similar legislation can be taken into account for a Plan Year for an NHCE to the extent such contributions do not exceed 10 percent (10%) of that NHCE’s Code Section 414(s) compensation.

Qualified Matching Contributions may only be used to calculate an ADR to the extent that such Qualified Matching Contributions are matching contributions that are not precluded from being taken into account under the ACP test for the Plan Year under the rules of Regulation Section 1.401(m)-2(a)(5)(ii) and as set forth in Section 13.3.

(h)                                 Qualified Nonelective Contributions and Qualified Matching Contributions cannot be taken into account to determine an ADR to the extent such contributions are taken into account for purposes of satisfying any other ADP test, any ACP test, or the requirements of Regulation Section 1.401(k)-3, 1.401(m)-3, or 1.401(k)-4. Thus, for example, matching contributions that are made pursuant to Regulation Section 1.401(k)-3(c) cannot be taken into account under the ADP test. Similarly, if a plan switches from the current year testing method to the prior year testing method pursuant to Regulation Section 1.401(k)-2(c), Qualified Nonelective Contributions that are taken into account under the current year testing method for a year may not be taken into account under the prior year testing method for the next year.

(i)                                     The ADR of any Participant who is a Highly Compensated Employee (HCE) for the Plan Year and who is eligible to have Elective Contributions (as defined in Regulation Section 1.401(k)-6) (and Qualified Nonelective Contributions and/or Qualified Matching Contributions, if treated as Elective Contributions for purposes of the ADP test) allocated to such Participant’s accounts under two (2) or more cash or deferred arrangements described in Code Section 401(k), that are maintained by the same Participating Employer, shall be determined as if such Elective Contributions (and, if applicable, such Qualified Nonelective Contributions and/or Qualified Matching Contributions) were made under a single arrangement. If an HCE participates in two or more cash or deferred arrangements of the Participating Employer that have different Plan Years, then all Elective Contributions made during the Plan Year being tested under all such cash or deferred arrangements shall be aggregated, without regard to the plan years of the other plans. However, for Plan Years beginning before the effective date of this Amendment, if the plans have different Plan Years, then all such cash or deferred arrangements ending with or within the same calendar year shall be treated as a single cash or deferred arrangement. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under the Regulations of Code Section 401(k).

(j)                                     Plans using different testing methods for the ADP and ACP test. Except as otherwise provided in this Section, the Plan may use the current year testing method or prior year testing method for the ADP test for a Plan Year without regard to whether the current year testing method or prior year testing method is used for the ACP test for that Plan Year. However, if different testing methods are used, then the Plan cannot use:

(1)                                 The recharacterization method of Regulation Section 1.401(k)-2(b)(3) to correct excess contributions for a Plan Year;

(2)                                 The rules of Regulation Section 1.401(m)-2(a)(6)(ii) to take Elective Contributions into account under the ACP test (rather than the ADP test); or

(3)                                 The rules of Regulation Section 1.401(k)-2(a)(6)(v) to take Qualified Matching Contributions into account under the ADP test (rather than the ACP test).

(k)                                  ADP when no Non-Highly Compensated Employees. If, for the applicable year for determining the ADP of the Non-Highly Compensated Employees for a Plan Year, there are no eligible Non-Highly Compensated Employees, then the Plan is deemed to satisfy the ADP Test for the Plan Year.

(l)                                     The multiple use test described in Code Section 401(m) in effect prior to the enactment of the Economic Growth and Tax Relief Reconciliation Act of 2001 shall not apply for Plan Years beginning after December 31, 2001.

13.2                       Adjustment to Actual Deferral Percentage Tests.  In the event (or if it is anticipated) that the initial allocations of the Elective Contributions do (or might) not satisfy one of the tests set forth in Section 13.1(a), the Administrator shall adjust Excess Contributions pursuant to the options set forth below:

(a)                                 On or before the fifteenth day of the third month following the end of each Plan Year, but in no event later than the close of the following Plan Year, the Highly Compensated Participant having the largest dollar amount of Elective Contributions (less Catch-Up Contributions) shall have a portion of such Participant’s Elective Contributions treated as Catch-Up Contributions and/or distributed until the total amount of Excess Contributions has been treated as Catch-Up Contributions and/or distributed, or until the amount of such Participant’s remaining Elective Contributions equals the Elective Contributions (less Catch-Up Contributions) of the Highly Compensated Participant having the second largest dollar amount of Elective Contributions (less Catch-Up Contributions). This process shall continue until the total amount of Excess Contributions has been eliminated. In determining the amount of Excess Contributions to be treated as Catch-Up Contributions and/or distributed with respect to an affected Highly Compensated Participant as determined herein, such amount shall be reduced pursuant to Section 3.3 by any excess Elective Contributions previously distributed to such affected Highly Compensated Participant attributable to the Plan Year in accordance with Section 3.3.

(1)                                 With respect to the distribution of Excess Contributions pursuant to (a) above, such distribution:

(i)                                     may be postponed but not later than the close of the Plan Year following the Plan Year to which they are allocable;

(ii)                                  shall be designated by the Employer as a distribution of Excess Contributions (and income).

Notwithstanding the above, for any Plan Years in which Participant’s may make both Roth Elective Deferral Contributions and Pre-tax Elective Deferral Contributions, the Administrator may operationally implement an ordering rule procedure for the distribution of Excess Contributions. Matching Contributions that relate to Excess Contributions (regardless of whether such Excess Contributions are Pre-tax Elective Deferral Contributions or Roth Elective Deferral Contributions) shall be treated as a Forfeiture.

Any distribution of Excess Contributions made pursuant to this subsection shall be made first from unmatched Elective Deferrals (regardless of whether they are attributable to Pre-tax Elective Deferral Contributions or Roth Elective Deferral Contributions) and, thereafter, from Elective Deferrals which are matched. Matching contributions which relate to Elective Deferrals that are distributed pursuant to this Subsection shall be treated as a Forfeiture to the extent required pursuant to Code Section 401(a)(4) and the Regulations thereunder, unless the related Matching Contribution is distributed as an Excess Aggregate Contribution pursuant to Section 13.4.

(2)                                 Any distribution of less than the entire amount of Excess Contributions shall be treated as a pro rata distribution of Excess Contributions and income.

(3)                                 Matching Contributions which relate to Excess Contributions shall be forfeited unless the related Matching Contribution is distributed as an Excess Aggregate Contribution pursuant to Section 13.4.

(b)                                Notwithstanding the above, within twelve (12) months after the end of the Plan Year, the Employer may make a special Qualified Non-Elective Contribution in accordance with one of the following provisions which contribution shall be allocated to the Participant’s Elective Account of each Non-Highly Compensated Participant eligible to share in the allocation in accordance with such provision. The Employer shall provide the Administrator with written notification of the amount of the contribution being made and for which provision it is being made pursuant to:

(1)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.1(a). Such contribution shall be allocated in the same proportion that each Non-Highly Compensated Participant’s 414(s) Compensation for the year (or prior year if the prior year testing method is being used) bears to the total 414(s) Compensation of all Non-Highly Compensated Participants for such year.

(2)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.1(a). Such contribution shall be allocated to each Non-Highly Compensated Participant electing salary reductions pursuant to Section 3.1 in the same proportion that each such Non-Highly Compensated Participant’s Elective Contributions (less Catch-Up Contributions) for the year (or at the end of the prior Plan Year if the prior year testing method is being used) bears to the total Elective Contributions (less Catch-Up Contributions) of all such Non-Highly Compensated Participants for such year.

(3)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.1(a). Such contribution shall be allocated in equal amounts (per capita). However, the maximum amount allocated to any Participant pursuant to this subsection shall be limited to the amount that may be taken into account in applying the ADP test in Section 13.1.

(4)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants electing salary reductions pursuant to Section 3.1 in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.1(a). Such contribution shall be allocated for the year (or at the end of the prior Plan Year if the prior year testing method is used) to each Non-Highly Compensated Participant electing salary reductions pursuant to Section 3.1 in equal amounts (per capita). However, the maximum amount allocated to any Participant pursuant to this subsection shall be limited to the amount that may be taken into account in applying the ADP test in Section 13.1.

(5)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.1(a). Such contribution shall be allocated to the Non-Highly Compensated Participant having the lowest 414(s) Compensation, until one of the tests set forth in Section 13.1(a) is satisfied (or is anticipated to be satisfied), or until such Non-Highly Compensated Participant has received the maximum “annual addition” pursuant to Section 14.1. This process shall continue until one of the tests set forth in Section 13.1(a) is satisfied (or is anticipated to be satisfied). However, the maximum amount allocated to any Participant pursuant to this subsection shall be limited to the amount that may be taken into account in applying the ADP test in Section 13.1.

Notwithstanding the above, at the Employer’s discretion, Non-Highly Compensated Participants who are not employed with a Participating Employer at the end of the Plan Year (or at the end of the prior Plan Year if the prior year testing method is being used) shall not be eligible to receive a special Qualified Non-Elective Contribution and shall be disregarded.

Notwithstanding the above, if the testing method changes from the current year testing method to the prior year testing method, then for purposes of preventing the double counting of Qualified Non-Elective Contributions for the first testing year for which the change is effective, any special Qualified Non-Elective Contribution on behalf of Non-Highly Compensated Participants used to satisfy the “Actual Deferral Percentage” or “Actual Contribution Percentage” test under the current year testing method for the prior year testing year shall be disregarded.

(c)                                 If during a Plan Year, it is projected that the aggregate amount of Elective Contributions to be allocated to all Highly Compensated Participants under this Plan would cause the Plan to fail the tests set forth in Section 13.1(a), then the Administrator may automatically reduce the deferral amount of affected Highly Compensated Participants, beginning with the Highly Compensated Participant who has the highest deferral ratio until it is anticipated the Plan will pass the tests or until the actual deferral ratio equals the actual deferral ratio of the Highly Compensated Participant having the next highest actual deferral ratio. This process may continue until it is anticipated that the Plan will satisfy one of the tests set forth in Section 13.1(a). Alternatively, the Employer may specify a maximum percentage of Compensation that may be deferred.

(d)                                Any Excess Contributions (and income) which are distributed on or after 2 1/2 months after the end of the Plan Year shall be subject to the ten percent (10%) employer excise tax imposed by Code Section 4979.

13.3                       Actual Contribution Percentage Tests.

(a)                                 The “Actual Contribution Percentage” for the Highly Compensated Participant group shall not exceed the greater of:

(1)                                 125 percent of such percentage for the Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group); or

(2)                                 the lesser of 200 percent of such percentage for the Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group), or such percentage for the Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group) plus 2 percentage points. The provisions of Code Section 401(m) and Regulation 1.401(m)-1(b) are incorporated herein by reference.

(b)                                For the purposes of this Section 13.3 and Section 13.4, “Actual Contribution Percentage” for a Plan Year means, with respect to the Highly Compensated Participant group and Non-Highly Compensated Participant group (for the preceding Plan Year if the prior year testing method is used to calculate the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group), the average of the ratios (calculated separately for each Participant in each group and rounded to the nearest one-hundredth of one percent) of:

(1)                                 the sum of Matching Contributions made pursuant to Section 4.1(a) on behalf of each such Participant for such Plan Year; to

(2)                                 the Participant’s “414(s) Compensation” for such Plan Year.

Notwithstanding the above, if the prior year testing method is used to calculate the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group for the first Plan Year of this amendment and restatement, for purposes of Section 13.3(a), the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group for the preceding Plan Year shall be determined pursuant to the provisions of the Plan then in effect.

(c)                                 For purposes of determining the “Actual Contribution Percentage,” only Matching Contributions contributed to the Plan prior to the end of the succeeding Plan Year shall be considered. In addition, the Administrator may elect to take into account, with respect to Employees eligible to have Matching Contributions made pursuant to Section 4.1(a) allocated to their accounts, elective deferrals (as defined in Regulation 1.402(g)-1(b)) and qualified non-elective contributions (as defined in Code Section 401(m)(4)(C)) contributed to any plan maintained by the Participating Employer. Such elective deferrals and qualified non-elective contributions shall be treated as Matching Contributions subject to Regulation 1.401(m)-1(b)(5) which is incorporated herein by reference. However, the Plan Year must be the same as the plan year of the plan to which the elective deferrals and the qualified non-elective contributions are made.

(d)                                For purposes of this Section 13.3 and Code Sections 401(a)(4), 410(b) and 401(m), this Plan may not be combined with any other plan.

(e)                                 For purposes of Sections 13.3(a) and 13.4, a Highly Compensated Participant and Non-Highly Compensated Participant shall include any Employee eligible to have Matching Contributions (whether or not a deferral election was made or suspended) allocated to the Participant’s account for the Plan Year.

Notwithstanding the above, if the prior year testing method is used to calculate the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group for the first Plan Year of this amendment and restatement, for the purposes of Section 13.3(a), a Non-Highly Compensated Participant shall include any such Employee eligible to have Matching Contributions (whether or not a deferral election was made or suspended) allocated to the Participant’s account for the preceding Plan Year pursuant to the provisions of the Plan then in effect.

(f)                                   For the purpose of this Section, when calculating the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group, the current year testing method shall be used. Any change from the current year testing method to the prior year testing method shall be made pursuant to Internal Revenue Service Notice 98-1, Section VII (or superseding guidance), the provisions of which are incorporated herein by reference.

(g)                                Notwithstanding anything in this Section to the contrary, the provisions of this Section 13.3 and Section 13.4 may be applied separately (or will be applied separately to the extent required by Regulations) to each “plan” within the meaning of Regulation 1.401(m)-5. Furthermore, the provisions of Code Section 401(m)(5)(C) may be used to exclude from consideration all Non-Highly Compensated Employees who have not satisfied the minimum age and service requirements of Code Section 410(a)(1)(A). For purposes of applying this provision, the Administrator may use any effective date of participation that is permitted under Code Section 410(b) provided such date is applied on a consistent and uniform basis to all Participants.

13.4                       Adjustment to Actual Contribution Percentage Tests.

(a)                                 In the event (or if it is anticipated) that the “Actual Contribution Percentage” for the Highly Compensated Participant group exceeds (or might exceed) the “Actual Contribution Percentage” for the Non-Highly Compensated Participant group pursuant to Section 13.3(a), the Administrator (on or before the fifteenth day of the third month following the end of the Plan Year, but in no event later than the close of the following Plan Year) shall direct the Trustee to distribute to the Highly Compensated Participant having the largest dollar amount of contributions determined pursuant to Section 13.3(b)(1), the Vested portion of such contributions (and income allocable to such contributions) and, if forfeitable, forfeit such non-Vested Excess Aggregate Contributions attributable to Matching Contributions (and income allocable to such forfeitures) until the total amount of Excess Aggregate Contributions has been distributed, or until the Participant’s remaining amount equals the amount of contributions determined pursuant to Section 13.3(b)(1) of the Highly Compensated Participant having the second largest dollar amount of contributions. This process shall continue until the total amount of Excess Aggregate Contributions has been distributed.

If the correction of Excess Aggregate Contributions attributable to Matching Contributions is not in proportion to the Vested and non-Vested portion of such contributions, then the Vested portion of the Participant’s Account attributable to Matching Contributions after the correction shall be subject to Section 13.1(h).

(b)                                Any distribution and/or forfeiture of less than the entire amount of Excess Aggregate Contributions (and income) shall be treated as a pro rata distribution and/or forfeiture of Excess Aggregate Contributions and income. Distribution of Excess Aggregate Contributions shall be designated by the Employer as a distribution of Excess Aggregate Contributions (and income). Forfeitures of Excess Aggregate Contributions shall be treated in accordance with Article VI.

(c)                                 Excess Aggregate Contributions, including forfeited Matching Contributions, shall be treated as employer contributions for purposes of Code Sections 404 and 415 even if distributed from the Plan.

Forfeited Matching Contributions that are reallocated to Participants’ Accounts for the Plan Year in which the forfeiture occurs shall be treated as an “annual addition” pursuant to Section 14.1(b) for the Participants to whose Accounts they are reallocated and for the Participants from whose Accounts they are forfeited.

(d)                                The determination of the amount of Excess Aggregate Contributions with respect to any Plan Year shall be made after first determining the Excess Contributions, if any, to be treated as after-tax voluntary Employee contributions due to recharacterization for the plan year of any other qualified cash or deferred arrangement (as defined in Code Section 401(k)) maintained by the Participating Employer that ends with or within the Plan Year.

(e)                                 If during a Plan Year the projected aggregate amount of Matching Contributions to be allocated to all Highly Compensated Participants under this Plan would, by virtue of the tests set forth in Section 13.3(a), cause the Plan to fail such tests, then the Administrator may automatically reduce proportionately or in the order provided in Section 13.4(a) each affected Highly Compensated Participant’s projected share of such contributions by an amount necessary to satisfy one of the tests set forth in Section 13.3(a).

(f)                                   Notwithstanding the above, within twelve (12) months after the end of the Plan Year, the Employer may make a special Qualified Non-Elective Contribution in accordance with one of the following provisions which contribution shall be allocated to the Participant’s Account of each Non-Highly Compensated Participant eligible to share in the allocation in accordance with such provision. The Employer shall provide the Administrator with written notification of the amount of the contribution being made and for which provision it is being made pursuant to:

(1)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.3(a). Such contribution shall be allocated in the same proportion that each Non-Highly Compensated Participant’s 414(s) Compensation for the year (or prior year if the prior year testing method is being used) bears to the total 414(s) Compensation of all Non-Highly Compensated Participants for such year.

(2)                                 A special Qualified Non-Elective Contribution may be made on behalf of Non-Highly Compensated Participants in an amount sufficient to satisfy (or to prevent an anticipated failure of) one of the tests set forth in Section 13.3(a). Such contribution shall be allocated to each Non-Highly Compensated Participant electing salary reductions pursuant to Section 3.1 in the same proportion that each such Non-Highly Compensated Participant’s Elective Contributions (less Catch-Up Contributions) for the year (or at the end of the prior Plan Year if the prior year testing method is being used) bears to the total

Elective Contributions (less Catch-Up Contributions) of all such Non-Highly Compensated Participants for such year.

Notwithstanding the above, at the Employer’s discretion, Non-Highly Compensated Participants who are not employed with a Participating Employer at the end of the Plan Year (or at the end of the prior Plan Year if the prior year testing method is being used) shall not be eligible to receive a special Qualified Non-Elective Contribution and shall be disregarded.

Notwithstanding the above, if the testing method changes from the current year testing method to the prior year testing method, then for purposes of preventing the double counting of Qualified Non-Elective Contributions for the first testing year for which the change is effective, any special Qualified Non-Elective Contribution on behalf of Non-Highly Compensated Participants used to satisfy the “Actual Deferral Percentage” or “Actual Contribution Percentage” test under the current year testing method for the prior year testing year shall be disregarded.

13.5                       Income Allocable to Excess Contributions and Excess Aggregate Contributions.  Distributions of Excess Contributions and Excess Aggregate Contributions shall be adjusted for income (gain or loss) through the end of the Plan Year to which such contributions relate.  Such distributions shall not include gain or loss for the “gap period,” i.e., the period between the end of the applicable Plan Year and the date of distribution.  The Administrator shall have discretion to determine and allocate income using either of the methods set forth below:

(a)                                 Reasonable Method of Allocating Income. The Administrator may use any reasonable method for computing the income allocable to Excess Contributions and Excess Aggregate Contributions, provided that the method does not violate Code Section 401(a)(4), is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participant’s accounts. A Plan will not fail to use a reasonable method for computing the income allocable to Excess Contributions or Excess Aggregate Contributions merely because the income allocable to such Excess Contributions or Excess Aggregate Contributions is determined on a date that is no more than seven (7) days before the distribution.

(b)                                Alternative Method of Allocating Income.

(1)                                 The Administrator may allocate income to Excess Contributions for the Plan Year by multiplying the income for the Plan Year allocable to Elective Contributions and other amounts taken into account under the ADP test (including contributions made for the Plan Year), by a fraction, the numerator of which is the Excess Contributions for the Employee for the Plan Year, and the denominator of which is the sum of (A) the Account balance attributable to Elective Contributions and other amounts taken into account under the ADP test as of the beginning of the Plan Year, and (B) any additional amount of such contributions for the Plan Year.

(2)                                 The Administrator may allocate income to Excess Aggregate Contributions for the Plan Year by multiplying the income for the Plan Year allocable to Matching Contributions and other amounts taken into account under the ACP test (including contributions made for the Plan Year), by a fraction, the numerator of which is the Excess Aggregate Contributions for the Employee for the Plan Year, and the denominator of which is the sum of (A) the Account balance attributable to Matching Contributions and other amounts taken into account under the ACP test as of the beginning of the Plan Year, and (B) any additional amount of such contributions for the Plan Year.

13.6      QACA Safe Harbor Plan Potential. The provisions of this Section 13.6 are intended to constitute a “qualified automatic contribution arrangement” (as defined in Code Section 401(k)(13)(B)) and shall be construed accordingly for any Plan Year in advance of which the Employer determines that non-elective employer contributions of at least 3% of compensation shall be contributed to the Plan.  For such a Plan Year, the Plan therefore is intended to satisfy the actual deferral percentage and actual contributions percentage tests by virtue of its status as a Code Section 401(k)(13) “qualified automatic contribution arrangement” (the “ADP/ACP QACA Safe Harbor Test”) for each Plan Year as to which an appropriate notice has been given.  For each such year, notwithstanding any contrary provision of this Plan, the provisions of Section 13.1 through Section 13.4 shall be inapplicable. The following additional requirements shall apply for a Plan Year for which the Plan is intended to satisfy the ADP/ACP QACA Safe Harbor Test:

(a)        Plan Year requirement.  Except as provided in Regulation 1.401(k)-3(e), the Plan will fail to satisfy the requirements of Code Section 401(k)(13)(B) and this Section 13.6 for a Plan Year unless such provisions remain in effect for an entire twelve (12) month Plan Year.

(b)        Eliminating or Reducing the Safe Harbor Matching Contribution.  The Employer may amend the Plan to no longer satisfy the ADP/ACP QACA Safe Harbor Test provided: (1) effective for Plan Years beginning on or after January 1, 2015, the notice provided to Participants before the beginning of the Plan Year discloses that the contributions might be reduced or suspended mid-year, as will be disclosed in a supplemental notice, and such reduction or suspension will not be effective at least 30 days after the supplemental notice is provided, (2) a supplemental notice is provided to the Participants which explains the consequences of the amendment, specifies the amendment’s effective date, and informs Participants that they will have a reasonable opportunity to modify their Pre-tax Elective Deferral Contributions; (3) Participants have a reasonable opportunity (including a reasonable period after receipt of the supplemental notice) prior to the effective date of the amendment to modify their Pre-tax Elective Deferral Contributions; and (4) the amendment is not effective earlier than the later of: (A) thirty (30) days after the supplemental notice is given; or (B) the date the Employer adopts the amendment.  If the Employer should amend the Plan to no longer satisfy the ADP/ACP QACA Safe Harbor Test in accordance with this Section 13.6(b), then effective during the Plan Year, the Employer: (i) must continue to apply all of the ADP/ACP QACA Safe Harbor Test requirements of the Plan until the amendment becomes effective; and (ii) also must apply for the entire Plan Year, the nondiscrimination testing provisions of Sections 13.1 through 13.4, using the Current Year Testing Method.  Notwithstanding the first sentence of this Section 13.6(b), effective for Plan Years beginning on or after January 1, 2015, the Employer may amend the Plan to no longer satisfy the ADP/ACP QACA Safe Harbor Test if the Employer is operating at an economic loss as described in Code Section 412(c)(2)(A).

ARTICLE XIV
ANNUAL ADDITION LIMITATIONS

14.1      Maximum Annual Additions.

(a)        Notwithstanding the foregoing, the maximum “annual additions” credited to a Participant’s accounts for any “limitation year” shall equal the lesser of: (1) $40,000 adjusted annually as provided in Code Section 415(d) pursuant to the Regulations (e.g., for the Plan Year commencing January 1, 2014, the adjusted amount is $52,000) or (2) one-hundred percent (100%) of the Participant’s “415 Compensation” for such “limitation year.” If the Employer contribution that would otherwise be contributed or allocated to the Participant’s accounts would cause the “annual additions” for the “limitation year” to exceed the maximum “annual additions,” the amount contributed or allocated will be reduced so that the “annual additions” for the “limitation year” will equal the maximum “annual additions,” and any amount in excess of the maximum “annual additions,” which would have been allocated to such Participant may be allocated to other Participants. For any short “limitation year,” the dollar limitation in (1) above shall be reduced by a fraction, the numerator of which is the number of full months in the short “limitation year” and the denominator of which is twelve (12).

(b)        For purposes of applying the limitations of Code Section 415, “annual additions” means the sum credited to a Participant’s accounts for any “limitation year” of (1) Employer contributions, (2) Employee contributions, (3) forfeitures, (4) amounts allocated, after March 31, 1984, to an individual medical account, as defined in Code Section 415(1)(2) which is part of a pension or annuity plan maintained by the Employer, (5) amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3)) under a welfare benefit plan (as defined in Code Section 419(e)) maintained by the Employer and (6) allocations under a simplified employee pension plan. Except, however, the “415 Compensation” percentage limitation referred to in paragraph (a)(2) above shall not apply to:  (1) any contribution for medical benefits after separation from service (within the meaning of Code Sections 401(h) or 419A(f)(2)) which is otherwise treated as an “annual addition,” or (2) any amount otherwise treated as an “annual addition” under Code Section 415(1)(1).

If the “annual additions” under the Plan would cause the maximum “annual additions” to be exceeded for any Participant, and all or a portion of the “excess amount” is treated as a Catch-Up Contribution, then any Matching Contributions which relate to such Catch-Up Contribution will be used to reduce the Employer contribution in the next “limitation year.”

(c)        For purposes of applying the limitations of Code Section 415, the transfer of funds from one qualified plan to another is not an “annual addition.” In addition, the following are not Employee contributions for the purposes of Section 14.1(b): (1) rollover contributions (as defined in Code Sections 401(a)(31), 402(c)(1), 403(a)(4), 403(b)(8), 408(d)(3) and 457(e)(16)); (2) repayments of loans made to a Participant from the Plan; (3) repayments of distributions received by an Employee pursuant to Code Section 411(a)(7)(B) (cash-outs); (4) repayments of distributions received by an Employee pursuant to Code Section 411(a)(3)(D) (mandatory contributions); (5) Catch-Up Contributions; and (6) Employee contributions to a simplified employee pension excludable from gross income under Code Section 408(k)(6).

(d)        For purposes of applying the limitations of Code Section 415, the “limitation year” shall be the Plan Year.  The limitation year may only be changed by a Plan amendment.  If the Plan is terminated effective as of a date other than the last day of the Plan’s limitation year, then the Plan is treated as if the Plan had been amended to change its limitation year.

(e)        For the purpose of this Section, all qualified defined benefit plans (whether terminated or not) ever maintained by the Employer shall be treated as one defined benefit plan, and all defined contribution plans (whether terminated or not) ever maintained by the Employer (or a “predecessor employer”) under which the Participant receives “annual additions” are treated as one defined contribution plan.

For purposes of aggregating plans for Code Section 415, a “formerly affiliated plan” of an Employer is taken into account for purposes of applying the Code Section 415 limitations to the Employer, but the formerly affiliated plan is treated as if it had terminated immediately prior to the “cessation of affiliation.”

Two or more defined contribution plans that are not required to be aggregated pursuant to Code Section 415(f) and the Regulations thereunder as of the first day of a limitation year do not fail to satisfy the requirements of Code Section 415 with respect to a Participant for the limitation year merely because they are aggregated later in that limitation year, provided that no “annual additions” are credited to the Participant’s account after the date on which the plans are required to be aggregated.

(1)        For the purpose of this subsection (e):

(i)         The “Employer” shall mean the Employer that adopts this Plan and all members of a controlled group or an affiliated service group that includes the Employer (within the meaning of Code Sections 414(b), (c), (m) or (o)), except that for purposes of this subsection, the determination shall be made by applying Code Section 514(h), and shall take into account tax-exempt organizations under Regulation Section 1.414(c)-5, as modified by Regulation Section 1.415(a)-1(f)(1).

(ii)         A former employer is a “predecessor employer” with respect to a Participant in a Plan maintained by the Employer if the Employer maintains a plan under which the Participant had accrued a benefit while performing services for the former Employer, but only if that benefit is provided under the Plan maintained by the Employer.  For this purpose, the formerly affiliated plan rules in Regulation Section 1.415(f)-1(b)(2) apply as if the Employer and predecessor Employer constituted a single employer under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately prior to the cessation of affiliation (and as if they constituted two, unrelated employers under the rules described in Regulation Section 1.415(a)-1(f)(1) and (2) immediately after the cessation of affiliation) and cessation of affiliation was the event that gives rise to the predecessor employer relationship, such as a transfer of benefits or plan sponsorship.

With respect to an Employer of a Participant, a former entity that antedates the Employer is a “predecessor employer” with respect to the Participant if, under the facts and circumstances, the Employer constitutes a continuation of all or a portion of the trade or business of the former entity.

(iii)        A “formerly affiliated plan” of an Employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by one or more of the entities that constitute the Employer (as determined under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2)).

(iv)        A “cessation of affiliation” means the event that causes an entity to no longer be aggregated with one or more other entities as a single employer under the employer affiliation rules described in Regulation Section 1.415(a)-1(f)(1) and (2) (such as the sale of a subsidiary outside a controlled group), or that causes a plan to not actually be maintained by any of the entities that constitute the Employer under the employer affiliation rules of Regulation Section 1.415(a)-1(f)(1) and (2) (such as a transfer of plan sponsorship outside of a controlled group).

(f)         For the purpose of this Section, if the Employer is a member of a controlled group of corporations, trades or businesses under common control (as defined by Code Section 1563(a) or Code Section 414(b) and (c) as modified by Code Section 415(h)), is a member of an affiliated service group (as defined by Code Section 414(m)), or is a member of a group of entities required to be aggregated pursuant to Regulations under Code Section 414(o), all Employees of such Employers shall be considered to be employed by a single Employer.

(g)        If this is a plan described in Code Section 413(c) (other than a plan described in Code Section 413(f)), then all of the benefits or contributions attributable to a Participant from all of the Employers maintaining this Plan shall be taken into account in applying the limits of this Section with respect to such Participant. Furthermore, in applying the limitations of this Section with respect to such a Participant, the total “415 Compensation” received by the Participant from all of the Employers maintaining the Plan shall be taken into account.

(h)        (1)  If a Participant participates in more than one defined contribution plan maintained by the Employer which have different plan years, the maximum “annual additions” under this Plan shall equal the maximum “annual additions” for the “limitation year” minus any “annual additions” previously credited to such Participant’s accounts during the “limitation year.”

(2)        If a Participant participates in both a defined contribution plan subject to Code Section 412 and a defined contribution plan not subject to Code Section 412 maintained by the Employer which have the same plan year, “annual additions” will be credited to the Participant’s accounts under the defined contribution plan subject to Code Section 412 prior to crediting “annual additions” to the Participant’s accounts under the defined contribution plan not subject to Code Section 412.

(3)        If a Participant participates in more than one defined contribution plan not subject to Code Section 412 maintained by the Employer which have the same plan year, the maximum “annual additions” under this Plan shall equal the product of (A) the maximum “annual additions” for the “limitation year” minus any “annual additions” previously credited under subparagraphs (1) or (2) above, multiplied by (B) a fraction (i) the numerator of which is the “annual additions” which would be credited to such Participant’s accounts under this Plan without regard to the limitations of Code Section 415 and (ii) the denominator of which is such “annual additions” for all plans described in this subparagraph.

(i)         For all limitation years beginning on or after July 1, 2007, “annual additions” shall not include restorative payments made to restore losses to a Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for breach of a fiduciary duty under ERISA or under other applicable federal or state law, where Participants who are similarly situated are treated similarly with respect to the payments.  Generally, payments are restorative only if the payments are made in order to restore some or all of the Plan’s losses due to an action (or a failure to act) that creates a reasonable risk of liability for such a breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan).  This includes payments to a plan made pursuant to a Department of Labor order, the Department of Labor’s Voluntary Fiduciary Correction Program, or a court-approved settlement, to restore losses to a qualified defined contribution plan on account of the breach of fiduciary duty (other than a breach of fiduciary duty arising from failure to remit contributions to the Plan).  Payments made to the Plan to make up for losses due merely to market fluctuations and other payments that are not made on account of a reasonable risk of liability for breach of a fiduciary duty under ERISA are not restorative payments and generally constitute contributions that are considered annual additions.

(j)         Notwithstanding anything contained in this Section to the contrary, the limitations, adjustments and other requirements prescribed in this Section shall at all times comply with the provisions of Code Section 415 and the Regulations thereunder.

14.2      Adjustment for Excessive Annual Additions.

(a)        Notwithstanding any provision of the Plan to the contrary, if the “annual additions” are exceeded for any Participant, then the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2008-50, Revenue Procedure 2013-12 or any superseding guidance, including, but not limited to, the preamble of the final Section 415 regulations.  The EPCRS currently provides in relevant part the following:

(1)        Any “excess amount” that is attributable to elective deferrals or after-tax employee contributions (along with earnings attributable thereto), must be distributed to the Participant.

(2)        If the “excess amount” is attributable to both employer contributions and elective deferral or after-tax contributions, any unmatched Participant’s after-tax contributions (adjusted for earnings) shall be distributed first, followed by the unmatched Participant’s elective deferrals (adjusted for earnings).  If any “excess amount” remains and is attributable to either elective deferrals or after-tax employee contributions that are matched, the “excess amount” is apportioned first to after-tax employee contributions with the associated matching employer contributions and then to elective deferrals with the associated matching employer contributions.  Any matching contributions or nonelective employer contribution (adjusted for earnings) which constitutes an excess allocation is then forfeited and placed in an unallocated account established for the purpose of holding these “excess amounts.”  The amounts in the unallocated account will be applied to reduce future employer contributions (excluding elective deferrals) for all remaining Participants in the current year or succeeding year if necessary.  While such amounts remain in the unallocated account, the Participating Employer is not permitted to make contributions to the Plan other than elective deferrals.

ARTICLE XV
TOP HEAVY

15.1      Top Heavy Plan Requirements.  For any Top Heavy Plan Year, the Plan shall provide the special vesting requirements of Code Section 416(b) and the special minimum allocation requirements of Code Section 416(c), as described below.

(a)        Vesting of the Minimum Allocations. For any Top Heavy Plan Year, the minimum allocations described in Section 15.1(b) shall vest in accordance with Section 6.2.

(b)        Minimum Allocations Required for Top Heavy Plan Years. For any Top Heavy Plan Year, the sum of the employer contributions (as determined by Code Section 416) and Forfeitures allocated to the Account of each Non-Key Employee shall be equal to at least three percent (3%) of such Non-Key Employee’s “415 Compensation” (reduced by contributions and forfeitures, if any, allocated to each Non-Key Employee in any defined contribution plan included with this Plan in a Required Aggregation Group).

(1)        If (A) the sum of the employer contributions (as determined by Code Section 416) and Forfeitures allocated to the Account of each Key Employee for such Top Heavy Plan Year is less than three percent (3%) of each Key Employee’s “415 Compensation” and (B) this Plan is not required to be included in an Aggregation Group to enable a defined benefit plan to meet the requirements of Code Section 401(a)(4) or 410, then the sum of the employer contributions (as determined by Code Section 416) and Forfeitures allocated to the Account of each Non-Key Employee shall be equal to the largest percentage allocated to the Account of any Key Employee.

(2)        In determining whether a Non-Key Employee has received the required minimum allocation, such Non-Key Employee’s Elective Contributions shall not be taken into account.

(3)        No such minimum allocation shall be required in this Plan for any Non-Key Employee who participates in another defined contribution plan subject to Code Section 412 included with this Plan in a Required Aggregation Group.

15.2      Determination of Top Heavy Status.

(a)        This Plan shall be a Top Heavy Plan for any Plan Year in which, as of the “determination date,” (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts (defined below) of Key Employees under this Plan and all plans of an Aggregation Group, exceeds sixty percent (60%) of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, such Participant’s Present Value of Accrued Benefit and/or Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy Plan (or whether any Aggregation Group which includes this Plan is a Top Heavy Group). In addition, if a Participant or Terminated Participant has not performed any services for any Participating Employer at any time during the one-year period ending on the “determination date,” any accrued benefit for such Participant or Terminated

Participant shall not be taken into account for the purposes of determining whether this Plan is a Top Heavy Plan.

(b)        A Participant’s “Aggregate Account” as of the “determination date” means the sum of:

(1)        the Participant’s balance under all of his or her Accounts as of the most recent valuation occurring within a twelve (12) month period ending on the “determination date.” However, with respect to Employees not performing services for a Participating Employer during the year ending on the “determination date,” the Participant’s Account balances as of the most recent valuation occurring within a twelve (12) month period ending on the “determination date” shall not be taken into account for purposes of this Section.

(2)        an adjustment for any contributions due as of the “determination date.” Such adjustment shall be the amount of any contributions actually made after the Valuation Date but due on or before the “determination date,” except for the first Plan Year when such adjustment shall also reflect the amount of any contributions made after the “determination date” that are allocated as of a date in that first Plan Year.

(3)        any Plan distributions made within the Plan Year that includes the “determination date” or, with respect to distributions made for a reason other than severance from employment, disability or death, within the five (5) preceding Plan Years. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of distributions made after the Valuation Date and prior to the “determination date,” such distributions are not included as distributions for top heavy purposes to the extent that such distributions are already included in the Participant’s Aggregate Account balance as of the Valuation Date.

(4)        any Employee contributions, whether voluntary or mandatory. However, amounts attributable to tax deductible qualified voluntary employee contributions shall not be considered to be a part of the Participant’s Aggregate Account balance.

(5)        with respect to unrelated rollovers and plan-to-plan transfers (ones which are both initiated by the Employee and made from a plan maintained by one employer to a plan maintained by another employer), if this Plan provides the rollovers or plan-to-plan transfers, it shall always consider such rollovers or plan-to-plan transfers as a distribution for the purposes of this Section. If this Plan is the plan accepting such rollovers or plan-to-plan transfers, it shall not consider such rollovers or plan-to-plan transfers as part of the Participant’s Aggregate Account balance.

(6)        with respect to related rollovers and plan-to-plan transfers (ones either not initiated by the Employee or made to a plan maintained by the same employer), if this Plan provides the rollover or plan-to-plan transfer, it shall not be counted as a distribution for purposes of this Section. If this Plan is the plan accepting such rollover or plan-to-plan transfer, it shall consider such rollover or plan-to-plan transfer as part of the Participant’s Aggregate Account balance, irrespective of the date on which such rollover or plan-to-plan transfer is accepted.

(7)        For the purposes of determining whether two employers are to be treated as the same employer in (5) and (6) above, all employers aggregated under Code Section 414(b), (c), (m) and (o) are treated as the same employer.

(c)        “Aggregation Group” means either a Required Aggregation Group or a Permissive Aggregation Group as hereinafter determined.

(1)        Required Aggregation Group: In determining a Required Aggregation Group hereunder, each plan of the Employer and Affiliated Employers in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Employer and Affiliated Employers which enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410, will be required to be aggregated. Such group shall be known as a Required Aggregation Group.

In the case of a Required Aggregation Group, each plan in the group will be considered a Top Heavy Plan if the Required Aggregation Group is a Top Heavy Group. No plan in the Required Aggregation Group will be considered a Top Heavy Plan if the Required Aggregation Group is not a Top Heavy Group.

(2)        Permissive Aggregation Group: The Employer may also include any other plan not required to be included in the Required Aggregation Group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a)(4) and 410. Such group shall be known as a Permissive Aggregation Group.

In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is a Top Heavy Group. No plan in the Permissive Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is not a Top Heavy Group.

(3)        Only those plans of the Employer and Affiliated Employers in which the Determination Dates fall within the same calendar year shall be aggregated in order to determine whether such plans are Top Heavy Plans.

(4)        An Aggregation Group shall include any terminated plan of the Employer or an Affiliated Employer if it was maintained within the last five (5) years ending on the Determination Date.

(d)        “Determination date” means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.

(e)        Present Value of Accrued Benefit: In the case of a defined benefit plan, the Present Value of Accrued Benefit for a Participant other than a Key Employee, shall be as determined using the single accrual method used for all plans of the Employer and Affiliated Employers, or if no such single method exists, using a method which results in benefits accruing not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C). The determination of the Present Value of Accrued Benefit shall be determined as of the most recent valuation date that falls within or ends with the 12-month period ending on the Determination

Date except as provided in Code Section 416 and the Regulations thereunder for the first and second plan years of a defined benefit plan.

(f)         “Top Heavy Group” means an Aggregation Group in which, as of the Determination Date, the sum of:

(1)        the Present Value of Accrued Benefits of Key Employees under all defined benefit plans included in the group, and

(2)        the Aggregate Accounts of Key Employees under all defined contribution plans included in the group,

(3)        exceeds sixty percent (60%) of a similar sum determined for all Participants.

ARTICLE XVI
MISCELLANEOUS

16.1      Plan-to-Plan Transfers from Qualified Plans.

(a)        With the consent of the Administrator, amounts may be transferred (within the meaning of Code Section 414(1)) to this Plan from other tax qualified plans under Code Section 401(a) by Eligible Employees, provided that the trust from which such funds are transferred permits the transfer to be made and the transfer will not jeopardize the tax exempt status of the Plan or Trust or create adverse tax consequences for the Participating Employers. Prior to accepting any transfers to which this Section applies, the Administrator may require an opinion of counsel that the amounts to be transferred meet the requirements of this Section. The amounts transferred shall be set up in a separate account herein referred to as a Participant’s Transfer Account. Vesting shall occur under the schedule applicable under the Transfer Account or Plan.

(b)        Except as permitted by Regulations (including Regulation 1.411(d)-4), amounts attributable to elective contributions (as defined in Regulation 1.401(k)-1(g)(3)), including amounts treated as elective contributions, which are transferred from another qualified plan in a plan-to-plan transfer (other than a direct rollover) shall be subject to the distribution limitations provided for in Regulation 1.401(k)-1(d).

(c)        This Plan shall not accept any direct or indirect transfers (as that term is defined and interpreted under Code Section 401(a)(11) and the Regulations thereunder) from a defined benefit plan, money purchase plan (including a target benefit plan), stock bonus or profit sharing plan which would otherwise have provided for a life annuity form of payment to the Participant.

(d)        Notwithstanding anything herein to the contrary, a transfer directly to this Plan from another qualified plan (or a transaction having the effect of such a transfer) shall only be permitted if it will not result in the elimination or reduction of any “Section 411(d)(6) protected benefit.”

16.2      Qualified Military Service.  Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service will be provided in accordance with Code Section 414(u).

(a)        In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

(b)        An individual receiving differential wage payments (as defined in Code Section 3401(h)(2)) is treated as an Employee of the Employer or Affiliated Employer making the payment.

(c)        Notwithstanding any provision of this Plan to the contrary, an individual is treated as having been severed from employment during any period the individual is performing service in the uniformed services described in Code Section 3401(h)(2)(A) (for purposes of Code Section 401(k)(2)(B)(i)(I)).  If an individual elects to receive a distribution by reason of severance from employment, death or disability, the individual may not make an Elective Contribution during the 6-month period beginning on the date of the distribution.

(d)                                If any contribution or benefit under the Plan is based on a differential wage payments (as defined in Code Section 3401(h)(2)), the Plan will not be treated as failing to meet the requirements of Code Section 414(u)(1)(C) only if all employees of the Employer and the Affiliated Employers performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code Section 3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer or an Affiliated Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Section 410(b)(3), (4) and (5)).

16.3                       Participant’s Rights.  This Plan shall not be deemed to constitute a contract between any of the Participating Employers and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of a Participating Employer or to interfere with the right of a Participating Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon the Employee as a Participant of this Plan.

16.4                       Alienation.

(a)                                 Subject to the exceptions provided below, and as otherwise permitted by the Code and ERISA, no benefit which shall be payable out of the Trust Fund to any person (including a Participant or the Participant’s Beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Trustee, except to such extent as may be required by law.

(b)                                Subsection (a) shall not apply to the extent a Participant or Beneficiary is indebted to the Plan by reason of a loan made pursuant to Section 9.1, as a result of a loan from the Plan. At the time a distribution is to be made to or for a Participant’s or Beneficiary’s benefit, such proportion of the amount to be distributed as shall equal such indebtedness shall be paid to the Plan, to apply against or discharge such indebtedness. Prior to making a payment, however, the Participant or Beneficiary must be given written notice by the Administrator that such indebtedness is to be so paid in whole or part from the Participant’s Accounts. If the Participant or Beneficiary does not agree that the indebtedness is a valid claim against the Participant’s Vested Accounts, the Participant or Beneficiary shall be entitled to a review of the validity of the claim in accordance with procedures provided in Section 11.8.

(c)                                 Subsection (a) shall not apply to a “qualified domestic relations order” defined in Code Section 414(p) and discussed in Section 16.5.

(d)                                Subsection (a) shall not apply to an offset to a Participant’s accrued benefit against an amount that the Participant is ordered or required to pay the Plan with respect to a judgment, order, or decree issued, or a settlement entered into in accordance with Code Sections 401(a)(13)(C) and (D).

16.5                       Qualified Domestic Relations Order.  All rights and benefits, including elections, provided to a Participant in this Plan shall be subject to the rights afforded to any “alternate payee” under a “qualified domestic relations order.” Furthermore, a distribution to an “alternate payee” shall be permitted if such distribution is authorized by a “qualified domestic relations order,” even if the affected Participant has not separated from service and has not reached the “earliest retirement age” under the Plan. For the purposes of this Section 16.5, “alternate payee,” “qualified domestic relations order” and “earliest retirement age” shall have the meaning set forth under Code Section 414(p).  A domestic relations order that otherwise satisfies the requirements for a “qualified domestic relations order” will not fail to be a “qualified domestic relations order” (a) solely because the order is issued after, or revises, another domestic relations order or “qualified domestic relations order” or (b) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Participant’s death; such domestic relations order being subject to the same requirements and protections that apply to “qualified domestic relations orders.”  The Administrator shall establish a written procedure to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. Further, to the extent provided under a “qualified domestic relations order,” a former spouse of a Participant shall be treated as the spouse or surviving spouse for all purposes under the Plan.

16.6                       Construction of Plan.  This Plan and Trust shall be construed and enforced according to the Code, ERISA and the laws of the State of Missouri, other than its laws respecting choice of law, to the extent not pre-empted by ERISA.

16.7                       Gender and Number.  Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

16.8                       Prohibition Against Diversion of Funds.

(a)                                 Except as provided below and otherwise specifically permitted by law, it shall be impossible by operation of the Plan or of the Trust, by termination of either, by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any Trust Fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of Participants, Terminated Participants, or their Beneficiaries.

(b)                                In the event a Participating Employer shall make an excessive contribution under a mistake of fact pursuant to ERISA Section 403(c)(2)(A), the Participating Employer may demand repayment of such excessive contribution at any time within one (1) year following the time of payment and the Trustee shall return such amount to the Participating Employer within the one (1) year period. Earnings of the Plan attributable to the contributions may not be returned to the Participating Employer but any losses attributable thereto must reduce the amount so returned.

(c)                                 Except for Sections 2.3, 2.4 and 15.1(b), any contribution by a Participating Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Participating Employer under the Code and, to the extent any such deduction is disallowed, the Participating Employer may, within one (1) year following the final determination of the disallowance, whether by agreement with the Internal Revenue Service or by final decision of a competent jurisdiction, demand repayment of such disallowed contribution and the Trustee shall return such contribution within one (1) year following the disallowance. Earnings of the Plan attributable to the contribution may not be returned to the Participating Employer, but any losses attributable thereto must reduce the amount so returned.

16.9                       Receipt and Release for Payments.  Any payment to any Participant, the Participant’s legal representative, Beneficiary, or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Participating Employers, and the Employer may require such Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Employer.

16.10                Action by the Employer.  Whenever the Employer under the terms of the Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by a person duly authorized by its legally constituted authority.

16.11                Named Fiduciaries and Allocation of Responsibility.  The “named Fiduciaries” of this Plan are (1) the Employer, (2) the Administrator and (3) the Trustee, and (4) any Investment Manager appointed hereunder. The named Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under the Plan or Trust Fund agreement, including, but not limited to, any agreement allocating or delegating their responsibilities, the terms of which are incorporated herein by reference. No named Fiduciary shall guarantee the Trust Fund in any manner against investment loss or depreciation in asset value. Any person or group may serve in more than one Fiduciary capacity.

16.12                Headings.  The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

16.13                Electronic Media.  The Administrator may use telephonic or electronic media to satisfy any notice requirements required by this Plan, to the extent permissible under regulations (or other generally applicable guidance). In addition, a Participant’s consent to an immediate distribution may be provided through telephonic or electronic means, to the extent permissible under regulations (or other generally applicable guidance). The Administrator also may use telephonic or electronic media to conduct plan transactions such as enrolling participants, making (and changing) deferral elections, electing (and changing) investment allocations, applying for Plan loans, and other transactions, to the extent permissible under regulations (or other generally applicable guidance).

16.14                Plan Correction.  The Administrator in conjunction with the Employer may undertake such correction of Plan errors as the Administrator deems necessary, including correction to preserve tax qualification of the Plan under Code Section 401(a) or to correct a fiduciary breach under ERISA. Without limiting the Administrator’s authority under the prior sentence, the Administrator, as it determines to be reasonable and appropriate, may undertake correction of Plan document, operational, demographic and employer eligibility failures under a method described in the Plan or under the IRS Employee Plans Compliance Resolution System (“EPCRS”) or any successor program to EPCRS. The Administrator, as it determines to be reasonable and appropriate, also may undertake or assist the appropriate fiduciary or plan official in undertaking correction of a fiduciary breach, including correction under the DOL Voluntary Fiduciary Correction Program (“VFC”) or any successor program to VFC.

16.15                Approval by Internal Revenue Service.  Notwithstanding anything herein to the contrary, if, pursuant to an application for qualification filed by or on behalf of the Plan by the time prescribed by law for filing the Employer’s return for the taxable year in which the Plan is adopted, or such later date that the Secretary of the Treasury may prescribe, the Commissioner of Internal Revenue Service or the Commissioner’s delegate should determine that the Plan does not initially qualify as a tax-exempt plan under Code Sections 401 and 501, and such determination is not contested, or if contested, is finally upheld, then if the Plan is a new plan, it shall be void ab initio and all amounts contributed to the Plan by the Employer, less expenses paid, shall be returned within one (1) year and the Plan shall terminate, and the Trustee shall be discharged from all further obligations. If the disqualification relates to an amended plan, then the Plan shall operate as if it had not been amended.

16.16                Uniformity.  All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner. In the event of any conflict between the terms of this Plan and any contract purchased hereunder, the Plan provisions shall control.

16.17                Legacy ESOP Protections.

(a)                                 Company Stock which is acquired with the proceeds of an exempt loan and which is not publicly traded when distributed, or which is subject to a trading limitation when distributed, shall be subject to the put option described in this Section 16.17.  For purposes of this paragraph, a “trading limitation” on a Company Stock is a restriction under any Federal or State securities law or any regulation thereunder, or an agreement (not prohibited by Section 16.17(d)) affecting the Company Stock which would make the Company Stock not as freely tradeable as stock not subject to such restriction.  No part of this Section 16.17 applies to Company Stock that was not acquired with the proceeds of an exempt loan.

(b)                                The put option may be exercised only by a Participant or Terminated Participant, by the Participant’s or Terminated Participant’s donees, or by a person (including an estate or its distributee) to whom the Company Stock passes by reason of a Participant’s or Terminated Participant’s death.  The put option entitles such person to put the Company Stock to the Employer.  Under no circumstances may the put option bind the Plan.  However, the Plan shall have an option to assume the rights and obligations of the Employer at the time that the put option is exercised.

(c)                                 The put option shall commence as of the day following the date the Company Stock is distributed to (or on behalf of) the Terminated Participant and end sixty (60) days thereafter and if not exercised within such sixty (60) day period, an additional sixty day put option shall commence on the first day of the fifth month of the Plan Year next following the date the stock was distributed to (or on behalf of) the Terminated Participant (or such other sixty (60) day period as provided in regulations).  However, in the case of the Company Stock that is publicly traded without restrictions when distributed but ceases to be so traded within either of the sixty (60) day periods described herein after distribution, the Employer must notify each holder of such Company Stock in writing on or before the tenth day after the date the Company Stock ceases to be so traded that for the remainder of the applicable sixty (60) day period the Company Stock is subject to the put option.

(d)                                Except as provided above in this Section 16.17, no Company Stock acquired with the proceeds of an exempt loan may be subject to a put, call, or other option, or buy-sell or similar arrangement when held by and when distributed from the Trust Fund, whether or not the Plan is then an ESOP.  The protections and rights granted in this Section 16.17 are non-terminable, and such protections and rights shall continue to exist under the terms of this Plan so long as any Company Stock acquired with the proceeds of an exempt loan is held by the Trust Fund or by any Participant or other person for whose benefit such protections and rights have been created.

IN WITNESS WHEREOF, this Plan has been adopted in accordance with the determination letter issued to the Plan by the Internal Revenue Service on October 14, 2014 and is hereby executed December 19, 2014.

Janus Capital Group Inc.

By	/s/ Karlene Lacy
EMPLOYER

Appendix A

Participating Employers

Janus Capital Group Inc.

Janus Capital Management LLC

Janus Management Holdings Corporation

Janus Holdings LLC

INTECH Investment Management LLC

Perkins Investment Management LLC

Janus Capital International Limited

Janus Capital Asia Limited

Janus Capital Singapore Pte. Limited

Janus Capital (Switzerland) LLC

Janus Capital Taiwan Limited

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